Exhibit 4.3

NOTE PURCHASE AGREEMENT

DATED AS OF MARCH 12, 2019

AMONG

NOVUME SOLUTIONS, INC.,
as the Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

U.S. BANK NATIONAL ASSOCIATION
as Agent,

THE PURCHASERS

FROM TIME TO TIME PARTY HERETO

and

CEDARVIEW CAPITAL MANAGEMENT, LP

as Sole Lead Arranger and

Bookrunner

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A - Definitions

EXHIBITS

Exhibit A - Form of Note
Exhibit B - Form of Warrant
Exhibit C - Assignment Agreement
Exhibit D - Compliance Certificate
Exhibit E - Payment Notification

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT dated as of March 12, 2019, is by and among, Novume Solutions, Inc., a Delaware corporation (“Borrower”), the financial institutions or other entities from time to time parties hereto, each as a “Purchaser,” and U.S. Bank National Association, as paying agent and collateral agent (in such capacity, the “Agent”).

RECITALS:

WHEREAS, Borrower has requested, and the Purchasers have agreed to purchase senior secured notes and warrants from the Borrower upon and subject to the terms and conditions set forth in this Agreement to (a) fund a portion of the cash consideration paid in connection with the acquisition by Borrower of substantially all of the assets of OpenALPR Technology, Inc. (the “Closing Date Target”) on the Closing Date (the “Closing Date Acquisition”) pursuant to the terms of that certain Asset Purchase Agreement dated as of November 14, 2018, as amended on February 15, 2019, by and among Borrower, the Sellers and the other Persons party thereto (the “Closing Date Acquisition Agreement”), (b) refinance certain existing Debt of the Borrower, (c) provide for working capital, capital expenditures and other general corporate purposes of the Borrower and (d) fund certain fees and expenses associated with the funding of the Notes and consummation of the Closing Date Acquisition;

WHEREAS, each subsidiary of Borrower is willing to guaranty all of the Obligations; and

WHEREAS, the Borrower and each Guarantor are willing to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a first priority perfected Lien upon substantially all of its personal and real property, including without limitation all outstanding Capital Stock of each of its Subsidiaries, subject to any limitations set forth herein, including relating to Foreign Subsidiaries that are CFCs.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Guarantors, Purchasers, and Agent agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms on Annex A to this Agreement.

Section 1.2 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either the Borrower or Required Purchasers shall so request, Purchasers and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Purchasers); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Purchasers financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, notwithstanding any change in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as capital leases, such obligations shall be treated in the same manner as operating leases are treated as of the Closing Date.

Section 1.3 Other Definitional Provisions and References.

References in this Agreement to “Articles”, “Sections”, “Annexes”, or “Exhibits” shall be to Articles, Sections, Annexes or Exhibits of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of each Credit Party under this Agreement and each Financing Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. Unless otherwise expressly provided herein or in any other Financing Document, references to agreements and other contractual instruments, including this Agreement and the other Financing Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Financing Document. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

ARTICLE 2

THE NOTES

Section 2.1 Purchase and Sale of Purchased Securities.

(a) Commitments. On the terms and subject to the conditions set forth herein, Borrower agrees to sell, and the Purchasers severally agree to purchase from the Borrower, (i) senior secured promissory notes on the Closing Date in an aggregate original principal amount equal to $20,000,000, substantially in the form attached hereto as Exhibit A (the “Notes”) and (ii) warrants exercisable into 2,500,000 shares of Borrower’s common stock, substantially in the form attached hereto as Exhibit B (the “Warrants”, and together with the Notes, the “Purchased Securities”). Each Purchaser’s obligation to purchase the Purchased Securities shall be limited to such Purchaser’s Note Commitment Percentage, and no Purchaser shall have any obligation to purchase any Purchased Securities required to be purchased by any other Purchaser, but not so purchased. Borrower shall not have any right to reborrow any portion of the Notes which is repaid or prepaid from time to time.

(b) [reserved].

(c) Optional Prepayments of Notes. Borrower may from time to time with advance written notice and with delivery to Agent and Purchasers of an appropriately completed Payment Notification, prepay any Notes in whole or in part (plus any Premium Percentage, as applicable).

Section 2.2 Premium Percentage.

In the event that (a) any Note is prepaid, repaid, reduced, refinanced, or replaced in whole or in part before the Maturity Date, (b) the Obligations are accelerated (whether pursuant to the terms of this Agreement, by operation of law, or otherwise), (c) the Notes are satisfied as a result of a foreclosure sale or by any other means, or (d) an Event of Default occurs under Section 8.1(f) or 8.1(g), then, on the effective date of such prepayment, repayment, reduction, refinancing, replacement, acceleration, sale or such Event of Default, the Borrower shall pay to the Purchasers, in addition to all other Obligations, a percentage (the “Premium Percentage”) of the principal amount of the Notes being prepaid, repaid, refinanced, replaced, accelerated, or subject to a sale through foreclosure or otherwise or an Event of Default under Section 8.1(f) or 8.1(g) (or required or deemed to be prepaid, repaid, refinanced, replaced, or subject to an acceleration, sale or such Event of Default), determined in accordance with the following chart:

Date of Redemption	Premium Percentage
Closing Date to March 11, 2020	20%
From and after March 11, 2020	10%

Any Premium Percentage payable in accordance with this Section 2.2 shall be presumed to be equal to the liquidated damages sustained by the Purchasers as the result of the occurrence of any event triggering the prepayment of such Premium Percentage and Borrower agrees that it is reasonable under the circumstances currently existing. The parties hereto acknowledge that the Premium Percentage shall survive acceleration of the Obligations and/or the occurrence of any insolvency proceeding, and shall automatically accrue to the principal amount of the Notes and shall constitute part of the Obligations for all purposes herein. If the Notes are accelerated for any reason pursuant to the terms herein, the Premium Percentage shall be calculated as if the date of acceleration of the Notes was the date of prepayment of the Notes. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION. The Borrower expressly agrees that: (A) the Premium Percentage is reasonable and is the product of an arm's length transaction between sophisticated business people, ably represented by counsel; (B) the Premium Percentage shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Purchasers and Borrower giving specific consideration in this transaction for such agreement to pay the Premium Percentage; (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Premium Percentage is a material inducement to Purchasers to purchase the Notes; and (F) the Premium Percentage represents a good faith, reasonable estimate and calculation of the lost profits or damages of Purchasers and that it would be impractical and extremely difficult to ascertain the actual amount of damages to Purchasers or profits lost by Purchasers as a result of such event triggering payment of the Premium Percentage.

Section 2.3 Mandatory Prepayments.There shall become due and payable and Borrower shall prepay the Notes in the following amounts and at the following times, and, in each case, subject to Section 2.3(i) (and including any Premium Percentage, as applicable):

(a) [reserved].

(b) Casualty and Other Insurance Proceeds. Within five (5) Business Days after any Credit Party or any Subsidiary (or Agent as loss payee or assignee) receives any Major Casualty Proceeds, an amount equal to one hundred percent (100%) of such Major Casualty Proceeds.

(c) Debt and Equity Proceeds. Within five (5) Business Days after any Credit Party or any Subsidiary receives the proceeds from the incurrence of Debt (other than proceeds from the incurrence of Debt permitted pursuant to Section 5.1), Borrower shall prepay the Notes in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such incurrence.

(d) Asset Disposition Proceeds. Within five (5) Business Days after any Credit Party or any Subsidiary receives the proceeds of any Asset Disposition (including, without limitation, any sale of substantially all of the assets used in the Closing Date Target’s business or any Capital Stock of any Subsidiary holding assets used in the Closing Date Target’s business), Borrower shall prepay the Notes in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Asset Disposition; provided, that no such prepayment shall be required unless and until the aggregate Net Cash Proceeds received during any Fiscal Year from Asset Dispositions exceeds $250,000 (in which case all Net Cash Proceeds in excess of such amount shall be used to make prepayments pursuant to this Section 2.3(d)).

(e) Extraordinary Receipts. Within five (5) Business Days of the receipt by any Credit Party or any Subsidiary of any Extraordinary Receipt, in an amount equal to the Net Cash Proceeds of such Extraordinary Receipt.

(f) [reserved]

(g) Change of Control. Concurrently upon occurrence of a Change of Control, an amount equal to all of the outstanding Obligations.

(h) Maturity Date. On the Maturity Date, an amount equal to all of the outstanding Obligations.

(i) General Provisions. The Borrower shall deliver to Agent and each Purchaser an appropriately completed Payment Notification at least two (2) Business Days prior to each mandatory prepayment (other than with respect to a mandatory prepayment event occurring under Section 2.3(h)).

Section 2.4 Interest, Fees and Calculations.

(a) Interest. From and following the Closing Date, subject to the terms hereof, the principal amount of the Notes (including any previously compounded PIK Interest relating thereto) shall bear interest at a rate per annum equal to sixteen percent (16%) per annum (the “Interest Rate”), of which at least ten percent (10%) per annum shall be paid in cash (the “Cash Interest”). The full remaining portion of all interest, if any, accruing on each Note, to the extent not paid in cash, shall be paid in kind as set forth herein (the “PIK Interest”). On the first Interest Payment Date following each anniversary of the Closing Date, all theretofore accrued and unpaid interest shall be added to the principal amount of the applicable Note and shall thereafter bear interest as set forth herein and shall be payable in full with the first payment of the principal amount of the applicable Note if not otherwise paid prior to such date; provided that all accrued PIK Interest may be paid in cash at the Borrower’s option at any time and shall accrue cumulatively whether or not the Borrower shall have capital, surplus, earnings or other amounts sufficient to lawfully pay such amounts. To the extent that any interest is paid as PIK Interest, the amount of Cash Interest to be paid and the amount of PIK Interest to be accrued shall be in each case apportioned to each outstanding Note pro rata based upon the principal amount of each Note (including previously accrued PIK Interest) outstanding as of the applicable Interest Payment Date.

(b) Default Rate of Interest. With respect to any or all of the following, at the election of the Required Purchasers, after the occurrence of an Event of Default (and automatically in the case of an Event of Default under Sections 8.1(f) or (g)) and for so long as it continues, (i) the Notes shall bear interest at rates that are three percent (3.0%) in excess of the rates otherwise payable under this Agreement, and (ii) any other Obligations outstanding shall increase by a rate that is two percent (2.0%) in excess of the rate otherwise payable. Any election made pursuant to clause (i) or (ii) above may be made retroactive to the date of the occurrence of the applicable Event of Default.

(c) Computation of Interest and Related Fees; Payment of Interest. All interest and fees under each Financing Document shall be calculated by Agent on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. Cash Interest on all Notes is due and payable in arrears on the last day of each Fiscal Quarter (commencing on June 30, 2019) and on the Maturity Date, whether by acceleration or otherwise (each, an “Interest Payment Date”).

(d) Maximum Lawful Rate. In no event shall the interest charged with respect to any Note or any other Obligation exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Purchaser exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Purchaser has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Notes or to other amounts (other than interest) payable hereunder. If no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Purchaser, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

(e) Fees.

(i) Closing Fee. Contemporaneously with the execution of this Agreement, unless earlier paid by the Borrower, the Borrower shall pay to the Agent, for the benefit of the Purchasers, a closing fee in the amount of $200,000, allocated pro rata among the Purchasers on the basis of the respective initial principal amount of their notes set forth on Annex B in the Disclosure Letter.

(ii) Work Fee. Contemporaneously with the execution of this Agreement, Cedarview shall be entitled to a work fee in an amount equal to four hundred three thousand two hundred fifty dollars ($403,250), which shall be fully earned on the Closing Date and payable to the Agent, for the benefit of Cedarview, in an initial installment of $43,250 on the Closing Date, and then equal installments of $40,000 on the first day of each month thereafter until such fee has been paid in full.

(iii) Exit Fee. Upon the earlier of the Maturity Date or payment in full of the Obligations, the Borrower shall pay to Agent, for the benefit of the Purchasers, a fee in the amount of one million dollars ($1,000,000), allocated pro rata among the Purchasers on the basis of the respective initial principal amount of their notes set forth on Annex B in the Disclosure Letter.

Section 2.5 Notes.

The portion of the Notes purchased by each Purchaser shall be evidenced by a promissory note, substantially in the form of Exhibit A hereto, executed by Borrower in an original principal amount equal to such Purchaser’s applicable share of the Notes.

Section 2.6 Provisions Regarding Payment.

(a) General. All payments to be made by Credit Parties under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, Premium Percentage, indemnities and reimbursements, shall be made without setoff or counterclaim. Except as otherwise provided herein, all payments by the Borrower hereunder shall be made to Agent, for the benefit of the Purchasers, for the account of the respective Purchasers to which such payment is owed, to an account designated by Agent in writing from time to time to the Borrower, in dollars and in immediately available funds. Agent will promptly distribute to each Purchaser its pro rata share of such payment in like funds as received by wire transfer to an account designated by such Purchaser in writing from time to time to Agent. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received before noon (Eastern time) on any date shall be deemed received by Agent or such Purchaser on such date, and any payments received after noon (Eastern time) on any date shall be deemed received on the next succeeding Business Day.

(b) Note Account. Agent shall maintain a note account on its books to record the Notes and other extensions of credit made by each Purchaser hereunder or under any other Financing Document, and all payments thereon made by Credit Parties. All entries in each such note account shall be made in accordance with Agent’s customary practices as in effect from time to time. The balance in each such loan account, as recorded on Agent’s most recent printout or other written statement, shall be, absent demonstrable error, evidence of the amounts due and owing to the applicable Purchasers by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Credit Parties’ duty to pay all amounts owing hereunder or under any other Financing Document. Unless the Borrower notifies the Agent of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Credit Parties in all respects as to all matters reflected therein.

(c) All Prepayments. All prepayments of the Notes, whether voluntary or mandatory, shall be applied pro rata among the Notes of each Purchaser according to the outstanding principal amounts thereof.

(d) Application of Payments. All payments made by any Credit Party (including, without limitation, a prepayment under Section 2.3 above) upon the Obligations relating to the Notes and all net proceeds from the enforcement of the Obligations shall be applied (i) first, to that portion of the Obligations constituting fees (including all fees payable pursuant to Section 2.4(e)), indemnities and expenses (including attorney fees) payable to Agent, (ii) second, to that portion of the Obligations constituting fees (including all fees payable pursuant to Section 2.4(e)), indemnities and expenses (including attorney fees) payable to the Purchasers, (iii) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes, (iv) fourth, to any Premium Percentage, (v) fifth, to the payment of that portion of the Obligations constituting unpaid principal of the Notes and (vi) last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law as directed by a court of competent jurisdiction.

Section 2.7 Purchaser Representations. Each Purchaser hereby represents and warrants, as to itself only, as follows:

(a) The Notes and the Warrants are being or will be acquired by such Purchaser hereunder for the purpose of investment for their own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction which would be in violation of the Securities Act or state securities laws or which would require the issuance and sale of the Notes and the Warrants hereunder to be registered under the Securities Act, subject, however, to the disposition of such Purchaser’s property being at all times within its control. Such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Notes or the Warrants in violation of the Securities Act. Such Purchaser does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the securities to be issued to it hereunder.

(b) Such Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes and the Warrants.

(c) Such Purchaser hereby acknowledges that the Notes and each Warrant (and any shares of common stock issued upon exercise of a Warrant) shall bear a legend substantially in the following form (in addition to any other legend required by any of the Financing Documents or by the securities laws of any state):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

(d) Such Purchaser and its advisors (i) have been furnished with or have had access to all material books and records of the Credit Parties and all of its material contracts, agreements and documents and (ii) have had an opportunity to ask questions of, and receive answers, and to obtain any additional information to verify the accuracy of any information previously furnished, from management and representatives of the Credit Parties and which representatives have made available to them such information regarding the Credit Parties and their current respective businesses, operations, assets, finances, financial results, financial condition and prospects in order to make a fully informed decision to purchase and acquire the Notes and the Warrants. Such Purchaser has generally such knowledge and experience in business and financial matters, and with respect to investments in securities of companies, as to enable it to understand and evaluate the risks of an investment in the Notes and the Warrants and form an investment decision with respect thereto. The foregoing, however, does not limit or modify the representations and warranties set forth in Article 3 of this Agreement or in any other Financing Document or the right of such Purchaser to rely thereon.

(e) Such Purchaser understands that the Purchased Securities and the shares of common stock issuable upon exercise of the Warrants have not been, and will not be, registered under the Securities Act and that the exemption from registration of resales of such securities afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated pursuant to the Securities Act depends on the satisfaction of various conditions, including the requirement that the Credit Parties have been subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act for at least ninety (90) days and that, if applicable, Rule 144 affords the basis for such sales only in limited amounts and that the Credit Parties do not now qualify under Rule 144 and may not ever. Such Purchaser understands that nothing in this Agreement shall require the Credit Parties or any of their Subsidiaries to make any filing under the Securities Act or Exchange Act which the Credit Parties or their Subsidiaries are not otherwise obligated to make.

(f) Such Purchaser has full power and authority to enter into the applicable Financing Documents. The Financing Documents to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute a valid and binding agreement or instrument of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

(g) If such Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Purchased Securities, including (i) the legal requirements within its jurisdiction for the purchase of the Purchased Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Purchased Securities. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Purchased Securities will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce Agent and Purchasers to enter into this Agreement and to purchase the Notes, Borrower and Guarantors hereby represent and warrant to Agent and each Purchaser that the following are, and after giving effect to the consummation of the Related Transactions will be, true, correct and complete:

Section 3.1 Existence and Power.

Each Credit Party and each Subsidiary (a) is an entity duly organized, validly existing and in good standing (to the extent applicable in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, organization, or formation (except, solely in the case of any Subsidiary that is not a Credit Party, where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect) which, with respect to each Credit Party and each Subsidiary in existence as of the Closing Date, is specified on Schedule 3.1 in the Disclosure Letter, has the same legal name as it appears in such Person’s Organizational Documents and an organizational identification number (if any) and federal employer identification number (if any), in each case as of the Closing Date as specified on Schedule 3.1 in the Disclosure Letter, and (b) has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each Subsidiary is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1 in the Disclosure Letter, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1 in the Disclosure Letter, no Credit Party and no Subsidiary has had, over the five (5) year period preceding the Closing Date, any name other than its current name or was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization. As of the Closing Date, except for the Subsidiaries set forth on Schedule 3.1 in the Disclosure Letter, no Subsidiary exists.

Section 3.2 Organizational Authority and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party and each Subsidiary of the Financing Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, except for actions required to perfect Liens granted to Agent under the Financing Documents, require no further approval, consent, exemption, authorization or other action by or in respect of, or filing with, or notice to, any Governmental Authority not already obtained and do not violate, conflict with or cause a breach or a default under or a right of termination under (i) any of the Organizational Documents of any Credit Party or (ii) any Law or any contract, agreement, lease or other instrument binding upon it or its properties, except for such violations, conflicts, breaches or defaults or rights of termination as could not, with respect to this clause (ii), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect.

Each of the Financing Documents to which any Credit Party or any Subsidiary is a party constitutes a valid and binding agreement or instrument of such Person, enforceable against such Person in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization.

The authorized Capital Stock of each of the Credit Parties and each Subsidiary as of the Closing Date is as set forth on Schedule 3.4 in the Disclosure Letter. All issued and outstanding Capital Stock of each such Person is duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than Permitted Liens arising under applicable Law and those in favor of Agent for the benefit of the Secured Parties and such Capital Stock was issued in compliance with all applicable Laws. The identity of the holders of (i) at least five percent (5%) of the Capital Stock of the Borrower and (ii) the Capital Stock of each of the Credit Parties (other than the Borrower) and each Subsidiary of any Credit Party, and the percentage of the fully diluted ownership of the Capital Stock of each such Person as of the Closing Date is set forth on Schedule 3.4 in the Disclosure Letter. Except as set forth on Schedule 3.4 in the Disclosure Letter, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or any Subsidiary of any Capital Stock of any such Person.

Section 3.5 Financial Information.

(a) The Borrower has filed in a timely manner all documents that the Borrower was required to file with the Securities and Exchange Commission under Sections 13 and 15(d) of the Exchange Act, since becoming subject to the requirements of the Exchange Act. As of their respective filing dates (or, if amended prior to the date of this Agreement, when amended), all documents filed by the Borrower with the Securities and Exchange Commission (the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Borrower included in the SEC Documents present fairly the financial condition, results of operations and cash flows of the Borrower as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Exchange Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(b) Pro Forma Balance Sheet. The pro forma balance sheet of Borrower and its Subsidiaries as of December 31, 2018, a copy of which has been delivered to each Purchaser, fairly presents in all material respects the Borrower’s current estimates of the consolidated financial position of such Persons as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the Related Transactions, (ii) the purchase and sale of the Purchased Securities, (iii) the application of the proceeds therefrom as contemplated by the Operative Documents and (iv) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet.

(c) No Material Adverse Effect. Since December 31, 2017, there has been no Material Adverse Effect.

(d) Projections. The Borrower has prepared, and has heretofore furnished to the Purchasers a copy of, projected statements of income of the Borrower and its Subsidiaries (consisting of statements of income prepared by the Borrower on a quarterly basis) through the end of Fiscal Year 2020 on a pro forma basis giving effect to the consummation of the Closing Date Acquisition (the “Projections”). In the good faith opinion of management of the Borrower, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable. The Projections have been prepared in good faith by the executive and financial personnel of the Borrower, are complete and represent a reasonable estimate of the future performance and financial condition of the Borrower and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections.

Section 3.6 Litigation.

Except as set forth on Schedule 3.6 in the Disclosure Letter, there is no Litigation pending against, threatened against or affecting, any Credit Party or any Subsidiary or any of their respective properties. There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect.

Section 3.7 Ownership of Property.

Each Credit Party and each Subsidiary is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (except for Intellectual Property, which is covered in Section 3.17) reported (by any Credit Party) to be owned or leased (as the case may be) by such Person, except (i) for any such properties which are immaterial to the operations of such Credit Party’s or such Subsidiary’s respective business or (ii) as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof. No property of any Credit Party is subject to any Liens other than Permitted Liens.

Section 3.8 No Default.

No Default or Event of Default has occurred and is continuing. No Credit Party and no Subsidiary is in breach or default under or with respect to any material contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected.

Section 3.9 Labor Matters.

There are no strikes or other labor disputes pending or threatened against any Credit Party or any Subsidiary, which could reasonably be expected to have a Material Adverse Effect. Hours worked and payments made to the employees of the Credit Parties and their Subsidiaries have not been in violation, in any material respect, of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties and their Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be, except as could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound. As of the Closing Date, all collective bargaining agreements to which any Credit Party or any Subsidiary is a party and all pending strikes and material labor disputes are set forth on Schedule 3.9 in the Disclosure Letter.

Section 3.10 Investment Company.

No Credit Party and no Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Financing Documents.

Section 3.11 Margin Regulations.

None of the proceeds from the Purchased Securities have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Purchased Securities to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Laws Generally. Each Credit Party and each Subsidiary is in compliance in all material respects with the requirements of all applicable Laws.

(b) Anti-Terrorism Laws. No Credit Party and no Subsidiary, and none of their Affiliates (i) is in violation of any Anti-Terrorism Law, or (ii) is a Blocked Person, or is controlled by a Blocked Person. No Credit Party and no Subsidiary, and none of their Affiliates, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. No part of the proceeds of any Purchased Security will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 3.13 Taxes.

Except as set forth on Schedule 3.13 in the Disclosure Letter, all material federal, state, local and foreign tax returns, reports and statements required to be filed by or on behalf of any Credit Party or any Subsidiary have been timely filed with the appropriate Governmental Authorities in each jurisdiction in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all taxes (including sales, employment and real property taxes) and other charges shown to be due and payable in respect thereof or otherwise due from any Credit Party or any Subsidiary have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.

Section 3.14 Compliance with ERISA; Foreign Benefit Plans.

(a) ERISA Plans. Schedule 3.14 in the Disclosure Letter lists all Pension Plans and Multiemployer Plans. Except as could not reasonably be expected to have a Material Adverse Effect, each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfies, the applicable requirements of ERISA and the Code. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party and no Subsidiary has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) Pension Plans and Multiemployer Plans. During the thirty-six (36) month period prior to purchase and sale of the Notes, (i) no steps have been taken to terminate any Pension Plan and (ii) no failure to make contributions with respect to any Pension Plan sufficient to give rise to a Lien under the Code has occurred. All amounts required by Code Sections 412 and 430 to be funded by any Credit Party or any member of a Controlled Group with respect to a Pension Plan have been made in compliance therewith. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Credit Parties and Subsidiaries, taken as a whole, of any liabilities, fines and penalties exceeding $250,000 (excluding, for the avoidance of doubt, current PBGC premiums or other contributions required by ERISA or other applicable Law in the ordinary course). Credit Parties and Subsidiaries, taken as a whole, have not incurred liabilities exceeding $250,000 to the PBGC (other than for current premiums) with respect to any Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party, Subsidiary or any member of the Controlled Group under the terms of such plan, any collective bargaining agreement, or by applicable Law. No Credit Party, Subsidiary, nor member of the Controlled Group (A) has withdrawn or partially withdrawn from any Multiemployer Plan, (B) has incurred any withdrawal liability with respect to any such plan, or (C) has received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan (in each case with respect to which there is any unsatisfied withdrawal liability). No member of the Controlled Group has received any written notice that a Multiemployer Plan is in reorganization or termination, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 or Section 431 of the Code, that any such plan is or may be terminated, or that any such plan is or is expected to become insolvent.

(c) With respect to each program, plan or arrangement mandated by a government other than the United States providing for post-employment benefits (each a “Foreign Government Benefit Plan”) and with respect to each employee benefit plan maintained or contributed to by any Credit Party or any Subsidiary that is not subject to Laws of the United States providing for post-employment benefits (each, a “Foreign Plan”) to each Credit Party’s knowledge: (i) all employee and employee contributions required by Law or by the terms of any Foreign Government Benefit Plan or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the liability of any Credit Party or any Subsidiary with respect to a Foreign Plan is reflected in accordance with normal accounting practices or the financial statements of such Credit Party or such Subsidiary, as the case may be and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities unless in each case under the foregoing clauses (i), (ii) and (iii), the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15 Related Transactions.

The Closing Date Acquisition has been consummated in all material respects pursuant to the provisions of the Closing Date Acquisition Documents, true and complete copies of which have been delivered to Purchasers, and in compliance with all applicable Law.

Section 3.16 Environmental Compliance.

(a) Hazardous Materials. No Hazardous Materials (i) are currently located on any properties owned, leased or operated by any Credit Party or any Subsidiary in violation of any Environmental Law, except for violations which could not reasonably be expected to have a Material Adverse Effect, or (ii) have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Credit Parties and Subsidiaries in excess of $250,000. No portion of any such property is being used, or to the Credit Parties’ knowledge, has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in material violation of any Environmental Law nor to the Credit Parties’ knowledge is any such property affected by any Hazardous Materials Contamination, which in each case, would reasonably be expected to result in a Material Adverse Effect. All written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Credit Party or any Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Credit Party or Subsidiary.

(b) Notices Regarding Environmental Compliance. No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party or any Subsidiary of any Environmental Law, (ii) alleged failure by any Credit Party or any such Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (iv) release of Hazardous Materials, except in each case of the foregoing to the extent as would not reasonably be expected to have a Material Adverse Effect.

(c) Properties Requiring Remediation. No property now owned or leased by any Credit Party or any Subsidiary and, to Borrower’s knowledge, no such property previously owned or leased by any Credit Party or any such Subsidiary, to which any Credit Party or any such Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any state list or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Credit Party or any such Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA or RCRA, except, in each case of the foregoing, to the extent as would not reasonably be expected to have a Material Adverse Effect.

(d) Underground Storage Tanks. Except in each case as set forth on Schedule 3.16 in the Disclosure Letter, no Credit Party or Subsidiary operates any underground storage tanks on any property owned or leased by any Credit Party or any Subsidiary that are not registered or permitted in accordance with applicable Environmental Laws or that a Credit Party or Subsidiary is required to monitor, maintain, retrofit, upgrade, investigate, abate, remediate or remove under Environmental Law.

(e) Environmental Liens. Except in each case as set forth on Schedule 3.16 in the Disclosure Letter, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned by any Credit Party or any Subsidiary, and to Credit Parties’ knowledge no actions by any Governmental Authority have been taken or are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 3.16, each Credit Party and each Subsidiary shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Person for whose conduct such Credit Party or such Subsidiary bears liability by contract or by operation of law.

Section 3.17 Intellectual Property.

Each Credit Party and each Subsidiary owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the business or operations of such Credit Party or Subsidiary as currently conducted (“Business Intellectual Property”), except for such Business Intellectual Property, the failure to own or license which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. All such Intellectual Property existing as of the Closing Date is set forth on Schedule 3.17 in the Disclosure Letter.

Section 3.18 Real Property Interests.

Except as set forth on Schedule 3.18 in the Disclosure Letter, no Credit Party or any Subsidiary has any ownership, leasehold or other interest in real property. Schedule 3.18 in the Disclosure Letter sets forth, with respect to each parcel of real estate owned by any Credit Party or any Subsidiary, the address of such parcel and a complete legal description thereof.

Section 3.19 Insurance.

. The properties of each Credit Parties and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Credit Party or Affiliate thereof, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where each Credit Party and its Subsidiaries operate.

Section 3.20 Bank Accounts.

Set forth on Schedule 3.20 in the Disclosure Letter is a listing of all of the deposit accounts, securities accounts, commodities accounts or other similar accounts of the Credit Parties maintained by the Credit Parties as of the Closing Date.

Section 3.21 Solvency.

The Credit Parties, taken as a whole, are Solvent.

Section 3.22 Full Disclosure.

None of the information (financial or otherwise, and, for the avoidance of doubt, including financial forecasts and projections) furnished by or on behalf of any Credit Party or any Subsidiary to Agent or any Purchaser in connection with the consummation of the Related Transactions, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial forecasts and projections delivered to Agent and/or Purchasers have been prepared on the basis of the assumptions stated therein. Such forecasts and projections represent Borrower’s good faith estimate of future financial performance and such assumptions were believed by Borrower to be fair and reasonable in light of then-current business conditions as of the date made (or, with respect to forecasts and projections made before the Closing Date, as of the Closing Date) (it being understood and agreed by Purchasers that projections are not to be viewed as facts or a guarantee of financial performance, are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material).

Section 3.23 Debt.

Set forth on Schedule 3.23 in the Disclosure Letter is a true and complete list of all Debt of each Credit Party outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing of the Related Transactions on the Closing Date and such schedule in the Disclosure Letter accurately sets forth the aggregate principal amount of such Debt as of the Closing Date.

Section 3.24 Treatment of Obligations.

All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Notes and other Obligations, and fees and expenses in connection therewith, shall constitute “Senior Indebtedness” or similar term relating to the Obligations and all such Obligations shall be entitled to the benefits of the subordination provisions created by any subordination agreement subordinating any Debt permitted hereunder to the Obligations in accordance with the terms hereof.

Section 3.25 Borrower Activities.

Borrower does not engage in any material business activity other than the activities permitted under Section 8.1(o).

Section 3.26 Closing Date Acquisition Documents.

Borrower has provided to the Purchasers true, correct and complete copies of the Closing Date Acquisition Agreement and the other Closing Date Acquisition Documents, including true, correct and complete copies of the final disclosure schedules referenced in and/or attached thereto. To Borrower’s knowledge, all of the representations and warranties set forth in the Closing Date Acquisition Documents are true and correct. All of the conditions precedent to closing under the Closing Date Acquisition Agreement have been fulfilled (or waived to the satisfaction of Purchasers) other than the payment of the purchase price due at such Closing. Immediately upon the purchase and sale of the Notes, the “Closing” under the Closing Date Acquisition Agreement shall be consummated in accordance with the terms and conditions thereof and all applicable Laws, without material waiver of any term or condition thereof which has not been consented to by Purchasers.

Section 3.27 Sanctions; Anti-Corruption.

(a) None of the Credit Parties, any of their Subsidiaries or any director, officer, employee, agent, or affiliate of any Credit Party or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including Crimea, Cuba, Iran, North Korea and Syria).

(b) The Credit Parties, their Subsidiaries and their respective directors, officers and employees, and the agents of the Credit Parties and their Subsidiaries, are in compliance with all applicable Sanctions and with the FCPA and any other applicable anti-corruption law. The Credit Parties and their Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

Section 3.28 Offer of Purchased Securities; Private Offering.

Subject to the accuracy of each Purchaser’s several (and not joint) representations and warranties in Section 2.7:

(a) None of the Credit Parties, their respective Rule 501 Affiliates or any Person acting on its or any of their behalf, directly or indirectly, offered any securities that would adversely affect reliance by the Borrower on Section 4(a)(2) of the Securities Act, require registration of any of the Purchased Securities under the Securities Act or cause this offering of Purchased Securities to be integrated with prior offerings by the Borrower for purposes of the Securities Act;

(b) no form of general solicitation or general advertising was used by Borrower or any Subsidiary or any of their representatives in connection with the offer or sale of such Purchased Securities to the applicable Purchaser;

(c) no registration of such Note pursuant to the provisions of the Securities Act or the state securities “blue sky” laws will be required for the offer, sale or issuance of such Note by Issuers to such Purchaser pursuant to this Agreement and Issuers have not taken and will not take any action which would bring the issuance and sale of such Note within the provisions of Section 5 of the Securities Act or the registration or qualification provisions of any such Law;

(d) such Purchased Securities are being offered and sold only to “accredited investors” (as defined in Rule 501 under the Securities Act) and to persons pursuant to Rule 701 under the Securities Act.

ARTICLE 4

AFFIRMATIVE COVENANTS

Each Credit Party agrees that, until the Obligations are Paid in Full:

Section 4.1 Financial Statements and Other Reports.

To maintain and to cause each of its Subsidiaries to maintain, a system of accounting sufficient to provide the information required to be delivered to Agent and Purchasers hereunder, and cause the Borrower to deliver to Agent and each Purchaser:

(a) Quarterly Financial Statements. Within forty-five (45) days after the end of each Fiscal Quarter a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of operations and cash flows for the portion of the Fiscal Year then ended together with, in comparative form, the figures for the corresponding periods of the previous Fiscal Year and the figures for such portion of the Fiscal Year then ended set forth in the annual plans, forecasts and projections delivered pursuant to Section 4.1(e), all in reasonable detail and in the case of such financial statements certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of Borrower and its Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Borrower, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures.

(b) Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2018), a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, owners’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual plans, forecasts and projections delivered pursuant to Section 4.1(e), certified (solely with respect to such financial statements, but not comparisons) as fairly presenting in all material respects the financial condition and results of operations of Borrower and its Subsidiaries and as having been prepared in accordance with GAAP, without qualification or exception (including with respect to the scope of audit), by an independent public accountant of nationally recognized standing or other independent public accountants and reasonably acceptable to the Required Purchasers (it being agreed BD & Co, Inc. is acceptable).

(c) Certificates. Together with each delivery of quarterly financial statements pursuant to Section 4.1(a) and annual financial statements pursuant to Section 4.1(b), (i) a Compliance Certificate and (ii) a management report describing the operations and financial condition of Borrower and its Subsidiaries for the fiscal period covered by such financial statements and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials), all such information to be presented in reasonable detail and to be certified by a Responsible Officer of the Borrower to the effect that such information fairly presents, in all material respects, the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

(d) [reserved].

(e) Projections. Within thirty (30) days following the beginning of each Fiscal Year commencing with the Fiscal Year ending December 31, 2019, Borrower’s annual budget, financial forecasts and cash flow projections (including an income statement and cash flow projection on a monthly basis), each for such Fiscal Year presented on a monthly basis, all of which shall be for Borrower and its Subsidiaries and shall be in a format reasonably consistent with plans, forecasts and projections theretofore provided to Purchasers and otherwise in a form reasonably acceptable to Required Purchasers, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared by management of Credit Parties.

(f) Accountant’s Letters. Promptly upon receipt thereof, copies of all reports submitted to any Credit Party or any Subsidiary by independent public accountants in connection with each annual, interim or special audit of the financial statements of any such Person made by such accountants, including any comment letter that may be submitted by such accountants to management in connection with any audit.

(g) Regulatory Filing Information. Promptly upon their becoming available, copies of (i) all financial statements, material reports, material notices and proxy statements sent or made available generally by any Credit Party or any Subsidiary of any Credit Party to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses publicly filed by any Credit Party or any Subsidiary with any securities exchange or with the Securities and Exchange Commission or any successor, and (iii) all press releases and other statements made available generally by any Credit Party or any Subsidiary concerning material developments in the business of any Credit Party or Subsidiary. Notwithstanding anything to the contrary contained herein, until the date that the Purchasers (or any transferee that is an Affiliate of any Purchaser) ceases to own any Purchased Securities (or any Capital Stock issuable upon exercise of the Warrants), the Borrower shall (a) timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Borrower after the date hereof pursuant to the Securities Act and the Exchange Act, (b) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Borrower, and (c) furnish to any Purchaser promptly upon request therefor (i) a written statement by the Borrower as to its compliance with the requirements of Rule 144(c) under the Securities Act, and the reporting requirements under the Securities Act and the Exchange Act, and (ii) such reports and documents of the Borrower as such Purchaser may reasonably request to avail itself (or its Affiliates) of any similar rule or regulation of the Securities and Exchange Commission allowing it (or its Affiliates) to sell any such securities without registration. While the Purchased Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Borrower will, during any period in which the Borrower is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Purchased Securities, prospective purchasers of the Securities designated by such holders and securities analysts, in each case upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(h) Material Notices Related to Real Property Leases. Promptly upon receipt or delivery thereof, as applicable, copies of default notices, amendments and other material deliverables which any Credit Party delivers to or receives from any landlord or rental agency with respect to any real property leased or used by any Credit Party.

(i) Notices of Material Events. Promptly upon any officer of any Credit Party obtaining knowledge, (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Credit Party or any Subsidiary in excess of $250,000 has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in any Credit Party’s or Subsidiary’s certified accountant, (iii) that any Person has given any notice to any Credit Party or any Subsidiary of, or taken any other action with respect to a claimed breach or default under, any contract, agreement, lease or other instrument to which any Credit Party or any Subsidiary is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect, (iv) of the institution of any Litigation seeking equitable relief or involving an alleged liability of any Credit Party or Subsidiary equal to or greater than $250,000 or any adverse determination in any Litigation involving equitable relief or a potential liability of any Credit Party or any Subsidiary equal to or greater than $250,000 or (v) any loss, damage or destruction of any Collateral having a fair market value in excess of $250,000, whether or not covered by insurance, a certificate of a Responsible Officer of the Borrower specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.

(j) ERISA Notices. Promptly upon any officer of any Credit Party obtaining knowledge of (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution on a timely basis to any Pension Plan or to any Multiemployer Plan, (iii) the taking of any action with respect to a Pension Plan which would reasonably be expected to result in the requirement that a Credit Party or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of a reportable event under Section 4043 of ERISA (for which a reporting requirement is not waived) with respect to any Pension Plan, (v) the occurrence of any event with respect to any ERISA Plan, Pension Plan or Multiemployer Plan which would reasonably be expected to result in the incurrence by any member of the Controlled Group of any liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Plan) that could reasonably be expected to have a Material Adverse Effect, (vi) any material increase in the liability or contingent liability of a Credit Party or any Subsidiary with respect to any post-retirement welfare plan benefit or (vii) the receipt by a Credit Party or any Subsidiary of any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 or Section 431 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, a certificate of a Responsible Officer of the Borrower specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposed to take with respect thereto.

(k) Environmental Notices. Promptly upon any officer of any Credit Party obtaining knowledge of any of the following which could reasonably be expected to result in the payment by any Credit Party or any Subsidiary of an amount in excess of $250,000 or which could otherwise reasonably be expected to have a Material Adverse Effect, (i) any complaint, order, citation, notice or other written communication, alleging violation of or liability under any Environmental Law, from any Person delivered to any Credit Party or any Subsidiary, (ii) the existence or alleged existence of a violation of any applicable Environmental Law, (iii) any release of any Hazardous Materials into the environment by any Credit Party or any Subsidiary, (iv) the commencement of any cleanup of any Hazardous Materials by any Credit Party or any Subsidiary, (v) any pending legislative or threatened proceeding for the termination, suspension or non-renewal of any Permit required under any applicable Environmental Law, or (vi) any property of any Credit Party or any Subsidiary that is or will be subject to a Lien imposed pursuant to any Environmental Law, a certificate of a Responsible Officer of the Borrower specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.

(l) New Intellectual Property, Real Property and Swap Contracts. Together with each delivery of financial statements pursuant to Section 4.1(a) for the last fiscal month of each Fiscal Quarter, written notice of any Intellectual Property that has been registered by any Credit Party or any Subsidiary of any Credit Party or any applications for the registration of Intellectual Property that have been filed by any Credit Party or any Subsidiary of and Credit Party, in each such case, with any Governmental Authority during the Fiscal Quarter then ended. Promptly upon any officer of any Credit Party obtaining knowledge that any Credit Party has either (i) leased any new real property, (ii) acquired any fee-owned real property or (iii) entered into any Swap Contract, a certificate of a Responsible Officer of the Borrower describing such real property and/or such Swap Contract in such detail as Agent shall reasonably require.

(m) Governmental Reports and Notices. Promptly upon receipt or filing thereof, copies of any reports or notices related to any matter which could reasonably be expected to have a Material Adverse Effect which are received by any Credit Party or any Subsidiary from, or filed by any Credit Party or any Subsidiary with, any Governmental Authority.

(n) Tax Information. Promptly upon preparation and receipt thereof, copies of any income or other tax returns and schedules (or equivalent), plus any reports, forms or schedules relating thereto, for any Credit Party or any Subsidiary of any Credit Party.

(o) Notices with Respect to Other Debt. Promptly upon receipt or delivery thereof, as applicable, copies of default notices, amendments and other material deliverables (other than in the ordinary course of business) which any Credit Party delivers to or receives from any Purchaser or credit provider under any material Debt of any Credit Party.

(p) Credit Party Information. With reasonable promptness, such other information and data with respect to any Credit Party or Subsidiary as from time to time may be reasonably requested by (i) with respect to information reasonably required in connection with Agent or Such Purchaser’s tax or regulatory reporting, Agent or any Purchaser and (ii) with respect to all other matters, Agent or any Purchaser or Purchasers holding in the aggregate more than $250,000 in principal amount of the Notes.

Section 4.2 Payment and Performance of Obligations.

Each Credit Party (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective Tax liabilities and similar governmental obligations, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, and (b) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, license, commitment, contract or instrument to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence.

Each Credit Party will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, (a) its legal existence (other than in connection with a transaction expressly permitted pursuant to Section 5.7) and (b) all rights, privileges and franchises necessary in the normal conduct of business, other than, in the case of this clause (b), (i) in connection with a transaction expressly permitted pursuant to Section 5.7 or (ii) where a failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.4 Maintenance of Property; Insurance.

(a) Maintenance of Property. Each Credit Party will keep, and will cause each Subsidiary to keep, all property necessary in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(b) Required Insurance Coverage. Each Credit Party will maintain, and will cause each Subsidiary to maintain, (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts reasonably acceptable to Required Purchasers (but not less than the amounts in place as of the Closing Date) and (ii) such other insurance coverage in such amounts and with respect to such risks as Agent may reasonably request if Required Purchasers determine in good faith that there has been a material increase in Credit Parties’ risk profile from that in effect on the Closing Date. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Required Purchasers (it being agreed that the insurers of the Credit Parties on the Closing Date are acceptable).

(c) Evidence of Insurance Coverage. Credit Parties will cause Agent to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained by a Credit Party pursuant to this Section 4.4 pursuant to customary endorsements in form and substance reasonably acceptable to Agent. Credit Parties will deliver to Agent and Purchasers (i) on or prior to the Closing Date (and prior to each anniversary thereof), a current certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of any Purchaser through Agent from time to time, full information as to the insurance carried, (iii) within five (5) Business Days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Credit Party or Subsidiary.

(d) [reserved]

(e) Right to Purchase Insurance. In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement within five (5) Business Days of receiving a written request thereof from Agent, Agent may purchase insurance at Borrower’s expense to protect the Secured Parties’ interests in the Collateral. This insurance may, but need not, protect any Credit Party’s interests. The coverage purchased by Agent may not pay any claim made by a Credit Party or any claim that is made against a Credit Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Credit Parties have obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Credit Parties will be responsible for the costs of that insurance to the fullest extent provided by Law including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Credit Parties are able to obtain on their own.

Section 4.5 Compliance with Laws.

Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect or result in any Lien (other than a Permitted Lien) upon a material portion of the assets of any such Person in favor of any Governmental Authority. Without limiting the foregoing, if any release or disposal of Hazardous Materials shall have occurred on any real property owned or operated by any Credit Party or Subsidiary, Credit Parties will cause, or direct the applicable Person to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply in all material respects with all Environmental Laws. Without limiting the foregoing, each Credit Party will, and will cause each Subsidiary (i) to ensure that no Affiliate of any Credit Party is or becomes a Blocked Person, (ii) not to conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person and (iii) to comply with all applicable Bank Secrecy Act and other Anti-Terrorism Laws.

Section 4.6 Inspection of Property, Books and Records, Appraisals; Account Verifications.

Each Credit Party will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance, in all material respects, with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will permit, and will cause each Subsidiary to permit during normal business hours following reasonable advance notice (during the continuance of an Event of Default, no such notice shall be required and representatives of Agent and each Purchaser shall have access at all times), at the sole cost of Credit Parties, representatives of Agent and each Purchaser to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct collateral audits, physical inspections and analyses of their respective assets and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. Agent and each Purchaser shall only be entitled to one (1) such inspection of each property per calendar year, unless an Event of Default is continuing in which case there shall be no such limit (and, in connection therewith, the Credit Parties shall not be obligated to pay the costs for more than one (1) inspection by Agent and each Purchaser per calendar year of each property, unless an Event of Default is continuing in which case there shall be no such limit). In addition to the foregoing, from time to time, if Agent reasonably determines in good faith that obtaining appraisals is necessary in order for Agent or any Purchaser to comply with applicable Laws or regulations, and at any time if an Event of Default shall have occurred and be continuing, Agent may, at the sole cost of Credit Parties, require the Borrower to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current market values of all or any portion of the real estate and personal property owned by the Credit Parties and Subsidiaries.

Section 4.7 Use of Proceeds.

Borrower will use the proceeds of the Purchased Securities solely for payment of amounts due under the Closing Date Acquisition Documents, transaction fees and expenses incurred in connection with the herewith and the Closing Date Acquisition, the repayment on the Closing Date of Debt and general purposes of the Credit Parties. No portion of the proceeds of the Purchased Securities shall be used in any manner that causes or might cause such application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 4.8 Purchasers’ Meetings.

Not more than once each year (provided that, if an Event of Default exists, the Required Purchasers may request such meetings more frequently in their sole discretion), if requested by Required Purchasers, upon the reasonable request of the Required Purchasers, Borrower will conduct a meeting of Purchasers (by telephone conference call or in-person as reasonably agreed by the Borrower and the Purchasers) to discuss the most recently reported financial results and the financial condition of Credit Parties and their Subsidiaries, at which there shall be present a Responsible Officer and such other officers of the Credit Parties as may be reasonably requested to attend by Required Purchasers, such request or requests to be made at a reasonable time prior to the scheduled date of such meeting. Such meetings shall be held at a time and place convenient to Purchasers and to Borrower and all costs incurred for the holding of such meeting, including costs incurred in relation to the attendance of the Purchasers, shall be borne by the Borrower.

Section 4.9 Sanctions; Anti-Corruption Laws.

The Borrower will maintain in effect policies and procedures designed to promote compliance by the Credit Parties and their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

Section 4.10 Board Observation Rights.

Each Credit Party and any Subsidiary thereof shall allow one individual designated by Required Purchasers, to attend and participate in all meetings and other activities of the Governing Body of each Credit Party and Subsidiary thereof (whether in person or by telephone), including all committees and sub committees thereof (collectively the “Board Observer”). Required Purchasers shall have the right to change the identity of the Board Observer at any time and from time to time by notice to Borrower. The Board Observer so appointed shall serve in that capacity until he or she resigns or is removed, and no other Person shall be entitled to remove such Board Observer except Required Purchasers. Each Credit Party and Subsidiary thereof shall (a) give the Purchasers notice of all such meetings, at the same time as furnished to the members of the applicable Governing Body of such Credit Party or Subsidiary thereof and such meetings shall occur at least four times per calendar year (with at least one of such meetings being held in person), (b) provide the Board Observer all notices, documents and information furnished to the members of the Governing Body of such Credit Party or Subsidiary thereof, whether at or in anticipation of a meeting, an action by written consent or otherwise, at the same time furnished to the members of such Governing Body, (c) notify the Board Observer, and permit the Board Observer to participate by telephone or in person in, emergency meetings of such Governing Body, and (d) provide the Board Observer copies of the minutes of all such meetings at the time such minutes are furnished to the members of the Governing Body; provided that the Board Observer shall not be entitled to receive materials relating to, or be in attendance for any discussions relating to, topics to the extent such Governing Body determines in good faith that receipt of such materials, or such attendance, by the Purchasers would jeopardize the attorney-client privilege applicable to such materials or discussions or to the extent the information being discussed at such meeting or disclosed in such materials directly relates to any of any Credit Party’s strategy, negotiating positions or similar matters directly relating to Purchasers or directly relating to any refinancing or replacement of the Notes. The Credit Parties shall reimburse the Board Observer for reasonable and customary out of pocket expenses incurred by the Board Observer in attending any in-person Governing Board meetings or committee meetings.

Section 4.11 Further Assurances.

(a) General. Each Credit Party will, and will cause each Subsidiary, at their own cost and expense, to promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or Required Purchasers may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for the benefit the Secured Parties on the Collateral (including Collateral acquired after the date hereof) in accordance with the terms of this Agreement, the Guarantee and Collateral Agreement and the other Financing Documents. Without limiting the foregoing, absent written agreement of Agent to the contrary, each Credit Party will, and will cause each Subsidiary that is a Credit Party to, (i) obtain control agreements with respect to all deposit accounts (excluding Exempt Accounts), securities accounts and commodities accounts, in each case in form and substance reasonably satisfactory to Agent, and (ii) obtain Lien waivers and collateral access agreements from landlords of the headquarters of each Credit Party and use commercially reasonable efforts to obtain Lien waivers and collateral access agreements for any other facilities leased or used by the Credit Parties, in such form as may be reasonably satisfactory to Agent.

(b) New Subsidiaries. Without limiting the generality of the foregoing, in the event a Credit Party shall acquire or form any new Subsidiary after the date hereof, or if any Immaterial Subsidiary shall cease to be an Immaterial Subsidiary, such Credit Party will cause such new Subsidiary (or such former Immaterial Subsidiary), except as otherwise agreed to by Agent (at the direction of Required Purchasers) concurrently with such acquisition, cessation to be an Immaterial Subsidiary or formation (or, if such new Subsidiary is a shell entity holding no assets, within ten (10) days of such formation), or such longer period as may be agreed to by Agent, in its sole discretion, (i) (1) with respect to a Subsidiary that is not an Excluded Subsidiary, to execute a joinder to this Agreement and to the Guarantee and Collateral Agreement (in form and substance reasonably acceptable to Agent), guaranteeing payment and performance of all of the Obligations and to take such action as shall be necessary or reasonably appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for the benefit of the Secured Parties on substantially all assets, both real and personal, in which such new Subsidiary has or may thereafter acquire any interest, to the extent required by this Agreement, the Guarantee and Collateral Agreement and/or the other Financing Documents and (2) with respect to an Excluded Subsidiary, the Credit Party that is the holder of the Capital Stock of such Excluded Subsidiary shall pledge sixty five percent (65%) (or such greater percentage that could not reasonably be expected to cause any material adverse consequences on a Credit Party) of the outstanding voting Capital Stock and one hundred percent (100%) of outstanding non-voting Capital Stock of such Excluded Subsidiary owned directly by a Credit Party pursuant to documents reasonably acceptable to Agent, (ii) to execute such other Security Documents, in form and substance reasonably acceptable to Agent, as may be required by this Agreement, the Guarantee and Collateral Agreement and the other Financing Documents and (iii) to deliver such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as Agent shall have reasonably required or requested. Until such time that any Subsidiary (excluding Excluded Subsidiaries) shall have become a Guarantor in accordance with clause (i) above, and without limitation of any rights and remedies available to Agent and Purchasers as a result thereof, the positive operating results of such Subsidiary shall be disregarded in the calculation of EBITDA for any measurement period.

(c) Capital Stock. Each Credit Party will, and will cause each Subsidiary, to take such action from time to time as shall be necessary to ensure that Agent shall have, for the benefit of the Secured Parties, a first priority Lien (subject only to Permitted Liens) on all Capital Stock of each Subsidiary directly owned by such Credit Party, provided that no Credit Party shall be required to pledge more than 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any Excluded Subsidiary owned directly by a Credit Party, or to pledge any Capital Stock of any other Excluded Subsidiary. In the event that any additional Capital Stock shall be issued by any Subsidiary to any Credit Party, such Credit Party shall or shall cause each such Subsidiary to, within ten (10) days (or such longer period as may be agreed to by Agent acting in its sole discretion) of such issuance, deliver to Agent any certificates evidencing such Capital Stock (to the extent required to be pledged pursuant to the preceding sentence), accompanied by undated powers executed in blank and to take such other action as Agent shall reasonably request to perfect the security interest created therein pursuant to such Financing Documents.

(d) Real Property. Within sixty (60) days (or such longer period as may be agreed to by Agent acting in its sole discretion) of the acquisition by any Credit Party following the Closing Date of any fee interest in real estate with a fair market value in excess of $250,000, such Credit Party will deliver or cause to be delivered to Agent, with respect to such real estate, in each case in form and substance reasonably satisfactory to Agent, a mortgage or deed of trust, as applicable, and an opinion of Borrower’s counsel with respect thereto, an ALTA Purchaser’s title insurance policy insuring Agent’s first priority Lien on such real estate (subject to Permitted Liens), a current ALTA survey, certified to Agent by a licensed surveyor, a certificate from a national certification agency indicating whether such real estate is located in a special flood hazard area, and an environmental site assessment.

Section 4.12 Post-Closing Covenants

(a) Capital Stock. On or prior to March 26, 2019 (or such later date as may be agreed to by Agent (at the direction of Required Purchasers, acting in their sole discretion)), the Credit Parties shall deliver to Agent any certificates evidencing Capital Stock (to the extent required to be pledged pursuant to the Guarantee and Collateral Agreement), accompanied by undated powers executed in blank and to take such other action as Agent shall reasonably request to perfect the security interest created therein.

(b) Control Agreements. On or prior to the date that is one hundred twenty (120) days following the Closing Date (or such later date as may be agreed to by Agent (at the direction of Required Purchasers, acting in their sole discretion)), the Credit Parties shall deliver to Agent, in form and substance reasonably satisfactory to Agent, control agreements regarding the bank accounts set forth on Schedule 4.9 to the Guarantee and Collateral Agreement, among Agent, the applicable Credit Party that holds the account and the bank or other financial institution at which the account is held.

(c) Lien Waivers and Collateral Access Agreements. The Credit Parties shall use commercially reasonable efforts to deliver to Agent, in form and substance reasonably satisfactory to Agent, a landlord waiver agreement from the owners or lessors of the premises leased by such Credit Party listed on Schedule 4.2 to the Guarantee and Collateral Agreement at which any Collateral in an aggregate amount in excess of $250,000 is located, on or prior to the date that is sixty (60) days following the Closing Date (or such later date as may be agreed to by Agent (at the direction of Required Purchasers, acting in their sole discretion)).

(d) Insurance Endorsements. On or prior to the date that is thirty (30) days following the Closing Date (or such later date as may be agreed to by Agent (at the direction of Required Purchasers, acting in their sole discretion)), the Credit Parties shall deliver to Agent insurance endorsements required pursuant to Section 4.4(c).

ARTICLE 5

NEGATIVE COVENANTS

Each Credit Party agrees that, until the Obligations have been Paid in Full:

Section 5.1 Debt.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:

(a) Debt constituting Obligations;

(b) Debt outstanding on the date of this Agreement and set forth on Schedule 3.23 in the Disclosure Letter;

(c) Debt consisting of capitalized lease obligations and purchase money Debt to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the aggregate outstanding principal amount of all such Debt does not exceed $250,000;

(d) Debt constituting Contingent Obligations permitted by Section 5.3;

(e) Debt owing to insurance carriers and incurred to finance insurance premiums of any Credit Party in the Ordinary Course of Business in a principal amount not to exceed at any time the amount of insurance premiums to be paid by such Credit Party;

(f) Contingent Obligations with respect to bank guarantees, workers’ compensation claims, employee benefits or property, casualty or liability insurance but excluding obligations for the payment of borrowed money;

(g) Debt of any Borrower or any of its Subsidiaries arising from (i) customary cash management services, netting arrangements, overdraft protection and automated clearing house transfers, (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business so long as such Debt under this clause (ii) is extinguished within five (5) Business Days of its incurrence, and (iii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(h) Up to $5,000,000 of Existing WF Debt at any one time outstanding;

(i) To the extent constituting Debt, Investments permitted under Section 5.8;

(j) Debt under corporate credit cards incurred in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $300,000;

(k) Additional unsecured Debt not to exceed $250,000 at any one time outstanding; and

(l) Extensions, refinancings, modifications, amendments and restatements of any of the foregoing, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon the applicable Credit Party (and in the case of any refinancing, amendment or restatement of the Existing WF Debt, is in the form of a receivables financing or factoring arrangement).

Section 5.2 Liens.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens securing the Obligations;

(b) Liens existing on the date of this Agreement and set forth on Schedule 5.2 in the Disclosure Letter, and the replacement, extension or renewal thereof (provided that such Lien is upon or in the same property subject thereto);

(c)    any Lien on any asset securing Debt permitted under Section 5.1(c), provided that such Lien attaches only to the assets financed by such Debt, and such Lien attaches concurrently with or within ninety (90) days after the incurrence thereof (or such later date as Agent (at the direction of Required Purchasers) may agree);

(d) Liens for taxes or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment or non-discharge of which is permitted by Section 4.2;

(e) Liens arising in the Ordinary Course of Business and not securing Debt for borrowed money (such as those in favor of carriers, warehousemen, landlords, mechanics and materialmen) and other similar Liens imposed by Law for sums not overdue or the subject of a Permitted Contest and, in each case, for which it maintains adequate reserves in accordance with GAAP (if applicable);

(f) Liens securing appeal bonds and judgments, with respect to judgments that do not otherwise result in or cause an Event of Default under Section 8.1(i); provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(g) easements, rights of way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Credit Party or any Subsidiary;

(h) any interest or title of a lessor or sublessor under any lease or sublease permitted by this Agreement;

(i) Liens arising from precautionary uniform commercial code financing statements filed under any lease, license, sublease or sublicense permitted by this Agreement or any consignment of goods permitted by this Agreement;

(j) (x) non-exclusive licenses, non-exclusive sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries and (y) exclusive licenses entered into in the Ordinary Course of Business limited (i) in territory with respect to a specific geographic country or region outside of the United States or (ii) to field of use;

(k) Liens in favor of collecting banks arising under Section 4-210 of the UCC;

(l) Liens (including the right of setoff) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(m) Liens on insurance premiums securing Debt incurred by any Credit Party pursuant to Section 5.1(e);

(n) Liens consisting of an agreement to sell, transfer or otherwise dispose of any property in a disposition permitted by Section 5.7, solely to the extent such disposition would have been permitted under this Agreement on the date of the creation of such Lien;

(o) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of a Borrower or any Subsidiary of a Borrower in the Ordinary Course of Business; and

(p) Liens granted by the WF Borrowers to secure the Existing WF Debt.

Section 5.3 Contingent Obligations.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a) Contingent Obligations arising in respect of the Obligations;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.3 in the Disclosure Letter;

(d) Contingent Obligations arising under Guarantees issued by any Credit Party for the benefit of any other Credit Party (other than Borrower), so long as the underlying Debt so Guaranteed, if any, is permitted hereunder; provided, that no Subsidiary of Borrower may Guarantee the Existing WF Debt unless such Subsidiary Guaranteed such Debt as of the Closing Date;

(e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.7; and

(g) to the extent constituting Contingent Obligations, Investments permitted under Section 5.8.

Section 5.4 Restricted Distributions.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit (a) any Subsidiary from making dividends or distributions, directly or indirectly, to Borrower or another Credit Party or any Wholly-Owned Subsidiary of Borrower, (b) dividends or distributions, directly or indirectly, to Borrower or from Borrower at such times and in such amounts as are necessary to permit payment of Taxes by Borrower with respect to itself or the consolidated or combined group of which the Credit Parties are members, provided the amount of such payments shall not be greater than the amount of such Taxes that would have been due and payable by the Credit Parties and their relevant Subsidiaries had they not filed a consolidated or combined return with such consolidated or combined group, (c) repurchases of the Capital Stock of former employees, directors, officers pursuant to stock purchase agreements in an aggregate amount not to exceed $250,000 in any Fiscal Year, (d) purchases of Capital Stock in connection with the exercise of stock options or stock appreciation by way of a cashless exercise and (e) purchases of fractional shares of Capital Stock arising out of stock dividends, splits or combinations or business combinations.

Section 5.5 Restrictive Agreements.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents, Capital Leases, the Existing WF Debt and purchase money debt documents which contain prohibitions only upon the subject property leased, financed, or purchased thereunder) prohibiting the creation or assumption of any Lien upon the properties or assets owned by any Credit Party or any Subsidiary of any Credit Party, whether now owned or hereafter acquired, in favor of any Secured Party, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (other than (i) as provided in the Financing Documents (including, without limitation, Liens permitted in Section 5.2), (ii) contractual obligations (including licenses of Intellectual Property) containing customary provisions restricting the assignment of such agreements, (iii) restrictions contained in contracts for the sale of assets permitted by this Agreement solely in respect of the assets to be sold pursuant to such agreement and proceeds related thereto and (iv) any prohibition or limitation that exists pursuant to applicable Law) on the ability of any such Person to pay or make Restricted Distributions, to pay any Debt owed by such Person, to make loans or advances or to transfer any of its property or assets.

Section 5.6 Payments and Modifications of Subordinated Debt.

(a) With respect to any Subordinated Debt, no Credit Party will, or will permit any Subsidiary to, directly or indirectly, (i) declare, pay, make or set aside any amount for payment in respect of such Debt, except for payments in respect of such Debt made in full compliance with the applicable underlying subordination agreement or terms or (ii) amend or otherwise modify the terms of any such Debt in a manner adverse to Agent or Purchasers (as determined by Agent and Purchasers as applicable in their discretion), except for amendments or modifications made in full compliance with the applicable underlying subordination agreement or terms, any Borrower and any applicable Subsidiary may make payments with respect thereof so long as (A) no Default or Event of Default exists or would result therefrom and (B) after giving effect to such payment Borrower shall be in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently-ended period for which financial statements are available.

(b) With respect to the Existing WF Debt, no Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify the terms of any such Debt in a manner adverse to Agent or Purchasers (as determined by Agent and Purchasers as applicable in their sole discretion).

Section 5.7 Consolidations, Mergers and Sales of Assets.

(a) No Credit Party will, or will permit any Subsidiary to, directly or indirectly consolidate or merge with or into any other Person, or divide into more than one Person or series, other than (i) mergers consummated to effect the consummation of a Permitted Acquisition or other Investments permitted hereunder, and (ii) in each case with not less than ten (10) Business Days’ prior written notice to Agent (or such shorter period as Agent may agree in its sole discretion), mergers of (A) any Credit Party (other than Borrower) with and into another Credit Party (other than Borrower) (other than a merger of a non-WF Borrower into a WF Borrower), (B) any Credit Party with and into any non-Credit Party, so long as such Credit Party is the surviving entity, and (C) any Foreign Subsidiary that is not a Credit Party with and into another Foreign Subsidiary that is not a Credit Party;

(b) No Credit Party will, or will permit any Subsidiary to, directly or indirectly, consummate any Asset Dispositions other than:

(i) Investments made in compliance with Section 5.8;

(ii) mergers and consolidations made in compliance with the preceding clause (a);

(iii) Restricted Distributions made in compliance with Section 5.4;

(iv) Permitted Liens;

(v) dispositions of assets (other than Capital Stock of any Credit Party or Subsidiary) for fair value (as reasonably determined by the Borrower in good faith) if all of the following conditions are met:  (A) the aggregate market value of assets sold or otherwise disposed by all Credit Parties and Subsidiaries in respect of Asset Dispositions permitted pursuant to this clause (v) in any Fiscal Year does not exceed $250,000, (B) not less than seventy-five percent (75%) of the sales price is paid in cash, (C) after giving effect to any such disposition and the repayment of Debt with the proceeds thereof, Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended quarter for which information is available and are in compliance with all other terms and conditions of this Agreement, and (D) no Default or Event of Default then exists or would result from any such disposition;

(vi) dispositions resulting from any casualty events, provided the proceeds thereof are applied in accordance with the terms of this Agreement, as applicable; and

(vii) asset transfers by (A) a Credit Party to another Credit Party (other than Borrower), (B) any Subsidiary that is not a Credit Party to any Credit Party or another Subsidiary that is not a Credit Party and (C) by a Credit Party to Novume Media, Inc., in an aggregate amount not to exceed $200,000.

Section 5.8 Purchase of Assets, Investments. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) acquire all or substantially all of the assets or Capital Stock of any Person or acquire all or substantially all of the assets of any operating division of any Person other than Permitted Acquisitions;

(b) create or acquire any Subsidiary other than Wholly-Owned Domestic Subsidiaries for which the requirements set forth in Section 4.11 have been satisfied (subject to the time periods for compliance set forth in such section);

(c) engage in any joint venture or partnership with any other Person other than Investments in joint ventures, corporate collaborations or strategic alliances in the Ordinary Course of Business (i) consisting of the non-exclusive licensing of technology, the development of technology, the providing of technical support or the developing and marketing of the Credit Parties’ products, (ii) that involve cash payments or obligations by the Credit Parties in an amount not to exceed $250,000 in the aggregate and (iii) do not involve or require the permanent transfer or assignment of any assets by any Credit Party to such joint venture or partnership (other than cash payments permitted in clause (ii) or as otherwise permitted under Section 5.7); or

(d) acquire or own any Investment in any Person, in each case other than:

(i) Investments existing on the date of this Agreement and set forth on Schedule 5.8 in the Disclosure Letter;

(ii) cash and Cash Equivalents;

(iii) Investments (including capital contributions) in the Capital Stock of any Credit Party (other than Borrower) by any other Subsidiary;

(iv) Investments constituting (A) the consummation of Permitted Acquisitions and (B) Contingent Obligations permitted by Section 5.3;

(v) non-cash consideration received pursuant to the consummation of an Asset Disposition permitted hereunder;

(vi) bank deposits established in accordance with the Financing Documents;

(vii) Investments in securities of customers, suppliers or other Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors or in connection with the settlement or resolution of delinquent obligations of, and other disputes with any such Account Debtor;

(viii) to the extent constituting Investments, Capital Expenditures permitted under Section 6.3 and Asset Dispositions permitted in Section 5.7;

(ix) Investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits and other pledges and deposits to the extent expressly permitted pursuant to Section 5.2;

(x) deposits of cash made in the Ordinary Course of Business to secure performance of (A) operating leases and (B) other contractual obligations that do not constitute Debt

(xi) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and loans to employees, officers or directors relating to the purchase of Capital Stock of any Credit Party pursuant to employee stock purchase plans or agreements approved by the applicable Credit Party’s board of directors; not to exceed $250,000.00 in the aggregate in any fiscal year;

(xii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations;

(xiii) Investments made pursuant to a Credit Party’s board-approved investment policy; and

(xiv) Other Investments not to exceed $250,000 in the aggregate in any fiscal year.

Section 5.9 Transactions with Affiliates.

No Credit Party will, or will permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates, which is on terms which are less favorable than are obtainable from any Person which is not one of their respective Affiliates, except: (a) transactions expressly permitted by this Agreement; (b) consummation of the Related Transactions; (c) the making of Restricted Payments expressly permitted pursuant to Section 5.4; (d) the making by any Credit Party of employment agreements as approved by such Person’s board of directors and which are upon fair and reasonable terms no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party; (e) [reserved] and (f) transactions existing on the Closing Date and described on Schedule 5.9 in the Disclosure Letter.

Section 5.10 Modification of Organizational Documents.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for such amendments or other modifications required by law or which are not adverse to the interests of Agent or any Purchaser; provided, however, that no Credit Party will, or will permit any of its Subsidiaries to, without at least twenty (20) days’ prior written notice to Agent and each Purchaser and the acknowledgement of Agent that all actions required by Agent, including those to continue the perfection of its Liens, have been completed, (a) change its name as it appears in official filings in its jurisdiction of organization or (b) change its jurisdiction of organization.

Section 5.11 Modification of Certain Agreements.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Closing Date Acquisition Document which in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; or (b) could reasonably be expected to have a Material Adverse Effect or otherwise be adverse to the rights, interests or privileges of Agent or Purchasers or their ability to enforce the same. The Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents (or such later time as Agent may agree from time to time in their sole discretion), deliver to Agent and each Purchaser reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents.

Section 5.12 Bank Accounts.

No Credit Party will, or permit any Subsidiary to, maintain or establish any new bank accounts other than the bank accounts set forth on Schedule 3.20 in the Disclosure Letter without prior written notice to Agent and unless Agent, such Credit Party or Subsidiary and the bank or other financial institution at which the account (other than an Exempt Account) is to be opened enter into a Control Agreement, regarding such bank account. Notwithstanding anything to the contrary contained in this Section 5.12, it is hereby acknowledged and agreed by Agent that the Credit Parties shall have thirty (30) days (or such longer time period as agreed to by Agent in its sole discretion) from the closing date of any Permitted Acquisition to enter into a Control Agreement with respect to any bank accounts of a Target acquired, or otherwise established, by a Credit Party in connection with a Permitted Acquisition.

Section 5.13 Subsidiaries.

No Credit Party will, or will permit any Subsidiary to, establish or acquire any Subsidiary except a Subsidiary of a Credit Party that is a Target in a Permitted Acquisition unless the Credit Parties have complied with Section 4.11. No Credit Party shall permit any Immaterial Subsidiary to have any significant assets or operations without the prior written consent of the Required Holders and compliance with the actions set forth in the following sentence as if such Immaterial Subsidiary was a newly created Subsidiary (and from and after such date, such party shall cease to be an Immaterial Subsidiary hereunder). Subject to the first sentence of this Section 5.13, if any Credit Party creates, forms or acquires any Subsidiary on or after the Closing Date, such Credit Party shall notify the Agent and the Purchasers of the creation or acquisition of such Subsidiary and shall take such actions as required by Section 4.11(b).

Section 5.14 Accounting Treatment, Fiscal Year.

No Credit Party will, or will permit any Subsidiary to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (b) change its Fiscal Year, or (c) change the method of determining the end of its Fiscal Quarters or month ends.

Section 5.15 Conduct of Business.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto.

Section 5.16 Limitation on Sale and Leaseback Transactions

Section 5.16 Limitation on Sale and Leaseback Transactions.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction such Credit Party or such Subsidiary sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.17 Compliance with Anti-Terrorism Laws.

The Borrower will not, directly or indirectly, use the proceeds of the Purchased Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Purchased Securities whether as Agent, Purchaser, underwriter, advisor, investor, or otherwise).

Section 5.18 Hazardous Materials.

No Credit Party will, or will permit any Subsidiary to, cause or suffer to exist any release or discharge of any Hazardous Material at, to or from any real property owned or operated by a Credit Party or a Subsidiary that would violate any Environmental Law, other than such violations that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE 6

FINANCIAL COVENANTS

Credit Parties agree that, until the Obligations are Paid in Full:

Section 6.1 Fixed Charge Coverage Ratio.

Credit Parties will not permit the Fixed Charge Coverage Ratio for any Computation Period as of the end each Fiscal Quarter beginning with the Computation Period ending on September 30, 2019, to be less than 2:00 to 1.00.

Section 6.2 Minimum Liquidity.

Credit Parties will maintain at all times Liquidity of not less than $1,000,000.

Section 6.3 Maximum Capital Expenditures.

Credit Parties will not permit the aggregate amount spent on Capital Expenditures for any Fiscal Year to exceed $6,500,000.

ARTICLE 7

CONDITIONS

Section 7.1 Conditions to Closing.

Subject to Section 4.12, the obligation of each Purchaser to purchase the Notes on the Closing Date shall be subject to the receipt by Agent and each Purchaser of each Financing Document to be entered into on the Closing Date and each other agreement, document and instrument set forth on the Closing Checklist to be entered into or delivered on the Closing Date, each in form and substance reasonably satisfactory to Agent and Required Purchasers, and to the satisfaction of the following conditions precedent, each in form and substance reasonably satisfactory to, and to the satisfaction of, Agent and Required Purchaser in their sole discretion:

(a) receipt by Agent and Purchasers of executed copies of the Closing Date Acquisition Documents and evidence of the consummation of the Closing Date Acquisition in accordance with applicable Law and in accordance with the terms of the Closing Date Acquisition Agreement;

(b) Purchasers shall have received a certification from a Responsible Officer of Borrower that Credit Parties and their Subsidiaries on a consolidated basis after giving effect to the purchase and sale of the Purchased Securities and the consummation of the Related Transactions are Solvent;

(c) Purchasers shall have received the financial statements referenced in Sections 3.5(a), (b) and (c);

(d) Agent shall have received evidence (i) that appropriate financing statements and other filings or instruments have been, or will be, substantially concurrently with the consummation of the Closing Date Acquisition, duly executed, delivered, and/or filed, as applicable, in such office or offices as may be necessary or, in the opinion of Agent or the Required Purchasers, desirable to perfect Agent’s Liens in and to the Collateral, and (ii) that all recording fees and taxes have been, or will be, substantially concurrently with the consummation of the Closing Date Acquisition, duly paid;

(e) Agent shall have received customary intellectual property security agreements that are required to perfect Agent’s Liens on Intellectual Property constituting Collateral;

(f) Agent shall have received all share certificates representing outstanding Capital Stock of all Subsidiaries of Borrower required to be pledged pursuant to the Financing Documents, accompanied by instruments of transfer and undated stock powers endorsed in blank;

(g) the payment of all fees, expenses and other amounts due and payable on the Closing Date under each Financing Document;

(h) [reserved];

(i) the receipt by the Purchasers of evidence demonstrating that the trailing twelve month Pro Forma EBITDA, calculated as of December 31, 2018, is at least $1,500,000.

(j) the representations and warranties contained in the Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier) as of the Closing Date, both before and after giving effect to Related Transactions;

(k) Agent and Purchasers shall have received, not later than five (5) days prior to the Closing Date, all documentation and other information required pursuant to their respective policies and by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, to the extent such information has been requested prior to the Closing Date, and in each case, the results of the applicable Patriot Act and OFAC searches with respect to the Seller and Credit Parties and their Subsidiaries shall be satisfactory to Agent and Purchasers;

(l) there shall be no Litigation, pending or threatened, in any court or before any Governmental Authority that relates to the Credit Parties in respect of the Closing Date Acquisition, the Notes or the transactions contemplated hereby, or that is reasonably likely of having a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Credit Parties;

(m) no Default or Event of Default shall have occurred and is continuing or would occur as the result of consummation of the Related Transactions; and

(n) Agent shall have received all items required to be delivered to Agent under the Custodial Agreement prior to Closing Disbursement (as defined in the Custodial Agreement).

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1 Events of Default.

The occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of Law or otherwise, shall constitute an “Event of Default”:

(a) any Credit Party shall fail to pay when due any principal, interest, fee, Premium Percentage, other premium or other amount under any Financing Document and in the case of any such amount other than principal, such failure continues for three (3) consecutive days;

(b) any Credit Party shall fail to observe or perform any covenant contained in Section 4.1, Section 4.3, Section 4.4, Section 4.6, Section 4.7, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Article 5, or Article 6;

(c) any Credit Party shall fail to observe or perform any covenant contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified or for which no grace or cure period is specified) and such failure is not remedied or waived within thirty (30) days after the earlier of (i) receipt by the Borrower of notice from Agent or Required Purchasers of such failure or (ii) actual knowledge of a Credit Party of such failure;

(d) any representation, warranty, certification or statement made by any Credit Party or any Subsidiary in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any material respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e) any Credit Party or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of one or more items of Debt (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts) of more than $250,000; (ii) any Credit Party or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity;

(f) any Credit Party or any Subsidiary fails to be Solvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Credit Party or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent or acquiesce to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or any Subsidiary with respect to the foregoing;

(h) (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could reasonably be expected to be required to make a contribution to such Pension Plan, or could reasonably be expected to incur a liability or obligation to such Pension Plan, in either case in excess of $250,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the Code, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000;

(i) one or more judgments, orders, decrees or arbitration awards for (i) the payment of money (not paid or fully covered by insurance or as to which the relevant insurance company has denied coverage) aggregating in excess of $250,000 or (ii) which are non-monetary in nature shall be rendered against any one or more of the Credit Parties and Subsidiaries and in either case (A) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (B) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments, or orders, decrees or awards, by reason of a pending appeal, bond or otherwise, shall not be in effect and such judgments, or orders, decrees or awards shall remain undischarged;

(j) the consummation of a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction, (except as permitted by Section 5.7), or (v) any Credit Party shall have effected a sale of all or substantially all of its assets that is not expressly permitted pursuant to the terms of this Agreement (the occurrence of any event described in this Section 8.1(j) shall be deemed a “Change of Control”);

(k) [reserved]

(l) any material provision of any Security Document shall for any reason (except pursuant to a valid, binding and enforceable termination or release permitted under the Security Documents and executed by Agent or as otherwise expressly permitted under any Security Document) cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party party thereto shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in a material portion of the Collateral or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens with respect to a material portion of the Collateral;

(m) any of the Financing Documents (or any material provision thereof) shall for any reason fail to constitute the valid and binding agreement of any party thereto (other than pursuant to the terms thereof), or any Credit Party or Subsidiary shall so assert;

(n) the subordination provisions of any agreement or instrument governing any Debt that is Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or any Credit Party or any Subsidiary makes any payment on account of any Subordinated Debt except as otherwise permitted herein and under the subordination provisions to which such Subordinated Debt is subject;

(o) Borrower engages in any material business activity other than (i) the ownership of the Capital Stock of its Subsidiaries, (ii) the taking of actions expressly permitted by the Operative Documents to which it is a party, (iii) performance of its obligations under Operative Documents to which it is a party, (iv) activities and contractual rights incidental to the maintenance of its legal existence (including, without limitation, the ability to incur fees, costs and expenses necessary to such maintenance), (v) participating in tax, accounting and other administrative matters as a member of a consolidated group of companies, (vi) holding any cash or property received in connection with Restricted Distributions permitted under Section 5.4 pending application thereof, (vii) providing indemnification to officers, directors and employees and (viii) activities incidental to the businesses or activities described in the foregoing clauses (i) through (vii);

(p)  any order, judgment or decree is entered decreeing the dissolution of any Credit Party;

(q) The Borrower shall fail to hire an interim or permanent chief financial officer acceptable to the Board, in its sole discretion, within ninety (90) days following the Closing Date, or if such chief financial officer shall thereafter fail to remain in such capacity and an interim or permanent replacement acceptable to the Board, in its sole discretion, has not been hired within ninety (90) days thereafter.

Section 8.2 Acceleration of Notes.

Upon the occurrence and during the continuance of an Event of Default, the Required Purchasers may declare all or any portion of the Obligations to be, and such Obligations shall thereupon become, immediately due and payable, with accrued interest and any Premium Percentage thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same; provided that in the case of any of the Events of Default specified in Section 8.1(f) or 8.1(g) above, without any notice to Borrower or the Borrower or any other act by any Purchasers, all of the Obligations shall become immediately due and payable, with accrued interest and any Premium Percentage thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same.

Section 8.3 Setoff Rights.

During the continuance of any Event of Default, each Purchaser is hereby authorized by Credit Parties at any time or from time to time, without notice or demand, to set off and to appropriate and to apply any and all (a) balances held by such Purchaser or any of such Purchaser’s Affiliates at any of its offices for the account of a Credit Party or any Subsidiary (regardless of whether such balances are then due to a Credit Party or any Subsidiary), and (b) other property at any time held or owing by such Purchaser to or for the credit or for the account of such Credit Party or any Subsidiary, against and on account of any of the Obligations; except that no Purchaser shall exercise any such right without the prior written consent of Agent. Any Purchaser exercising a right to set off shall purchase for cash (and the other Purchasers shall sell) interests in each of such other Purchaser’s ratable share of the Obligations or make such other adjustments as would be necessary to cause all Purchasers to share the amount so set off with each other Purchaser in accordance with their respective ratable share of the Obligations. Credit Parties agree that any Purchaser or any of such Purchaser’s Affiliates may, to the fullest extent permitted by law, exercise its right to set off with respect to the Obligations as provided in this Section 8.3. The rights of each Purchaser, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Purchaser or their respective Affiliates may have at law or in equity. Each Purchaser agrees to notify Borrower and the other Purchasers promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.4 Application of Proceeds.

(a) As to Borrower. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Credit Parties irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Agent or any Purchaser from or on behalf of Borrower or any guarantor of all or any part of the Obligations, and, as between Credit Parties on the one hand and Agent and Purchasers on the other, Agent shall have the continuing and exclusive right to apply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b) After Event of Default. Following the occurrence and during the continuance of an Event of Default, unless otherwise directed or agreed in writing by Required Purchasers, Agent may apply any and all payments received by Agent or any Purchaser in respect of the Obligations, and any and all proceeds of Collateral received by Agent, to the Obligations as required by Section 2.6(d).

Section 8.5 Power of Attorney. Each Credit Party hereby appoints Agent (and all Persons designated by Agent) as such Credit Party’s true and lawful attorney (and agent-in-fact) for the purposes provided in this section. Agent, or Agent’s designee, may, without notice and in either its or such Credit Party’s name, but at the cost and expense of Borrower:

(a) endorse such Credit Party's name on any payment item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) during the continuance of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in deposit accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign such Credit Party's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to such Credit Party, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use such Credit Party's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which such Borrower is a beneficiary; and (xii) take all other actions as Agent reasonably deems appropriate to fulfill such Credit Party's obligations under this Agreement and the Financing Documents.

ARTICLE 9

EXPENSES AND INDEMNITY

Section 9.1 Expenses.

Each Credit Party hereby agrees to promptly pay (a) all reasonable costs and expenses of Agent and Purchasers (including without limitation the reasonable fees, costs and expenses of (i) counsel to Agent and Purchasers in each relevant jurisdiction that Agent and Required Purchasers reasonably deem necessary, and (ii) independent appraisers and consultants retained by Agent or Purchasers) in connection with loan proposals and commitments, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, in connection with the performance by Agent and Purchasers of their respective rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents and (B) any public record searches conducted by or at the request of Agent or the Purchasers from time to time (including, without limitation, title investigations and public records searches, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (b) without limitation of the preceding clause (a), all costs and expenses of Agent and its Affiliates (and each Purchaser and its Affiliates, as applicable) in connection with (i) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (ii) any litigation, dispute, suit or proceeding relating to any Financing Document, and (iii) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other advisors), and (c) all reasonable fees, costs and expenses incurred by Purchasers (or Board Observers, as applicable) in connection with (i) any Purchaser meetings held in accordance with Section 4.8, any inspections or visits in accordance with Section 4.6, and any meetings in accordance with Section 4.10, and (ii) any litigation, dispute, suit or proceeding relating to any Financing Document or in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents. Without limiting the foregoing, if any Credit Party or any Subsidiary is required to take any action under any Financing Document, such action shall be taken at the expense of such Credit Party or Subsidiary.

Section 9.2 Indemnity.

In consideration for the execution and delivery of this Agreement by Agent and Purchasers and the agreement to purchase the Purchased Securities provided hereunder, each Credit Party hereby agrees to indemnify, pay and hold harmless Agent, Purchasers and their respective Affiliates and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent, Purchasers and their respective Affiliates (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, remedial, administrative, judicial or other like matter or proceeding (whether initiated or threatened) (including those in connection with the enforcement of this Section 9.2), whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party or Subsidiary, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Purchasers) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (a)(i) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by any Credit Party or any Subsidiary thereof of any Hazardous Materials or any Hazardous Materials Contamination, (ii) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (iii) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Credit Party or Subsidiary, and (b) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Purchased Securities, except that Credit Parties shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from (A) the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, (B) disputes solely among Indemnitees (other than a dispute against the Agent in its capacity as such) not arising from the conduct of any Credit Party or their Affiliates or (C) solely with respect to the Indemnitees other than the Agent (and its respective Affiliates and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent), obligations, claims or causes of action incurred by Seller or its Affiliates arising out of the Closing Date Acquisition Documents. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Credit Parties shall contribute the maximum portion which they are permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. All Obligations provided for in this Section 9.2 shall survive repayment and/or cancellation of the Notes, cancellation or exercise of the Warrants, any foreclosure under, or any modification, release or discharge of, any or all of the Security Documents, termination of this Agreement and resignation of the Agent.

ARTICLE 10

TAXES; YIELD PROTECTION

Section 10.1 Taxes.

(a) Gross Up for Taxes. All payments of principal and interest on the Notes and all other amounts payable hereunder or under any Financing Document shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes, and other taxes, fees, duties, levies, assessments, withholdings or other charges (including interest, additions to tax and penalties thereon) imposed by any taxing authority (“Taxes”), excluding (A) Taxes imposed on or measured by Agent’s or any Purchaser’s net income, franchise taxes, branch profits taxes and alternative minimum taxes, in each case imposed by the jurisdiction (or any political subdivision thereof) under which Agent or such Purchaser (i) is organized, has its principal office in or, in the case of any Purchaser, its applicable lending office located in, or (ii) has a present or former connection (other than a connection resulting from entering into any of the Financing Documents, receiving any payment thereunder, or taking any action thereunder) (“Other Connection Taxes”), (B) any United States federal withholding Taxes to the extent imposed on the amounts payable to such Purchaser or Agent at the time such Purchaser or Agent becomes a party to this Agreement or changes its lending office, unless in the case of an assignee, the applicable assigning person would have been entitled to receive additional amounts with respect to such Taxes at the time of such assignment or, in the case of a change in lending office, such Purchaser would have been entitled to receive additional amounts with respect to such Taxes immediately before it changed its lending office, (C) any United States federal withholding Taxes or deductions imposed under FATCA, or (D) any United States federal withholding Taxes that would not have been imposed but for such Purchaser’s failure to comply with Sections 10.1(d) or (e) (all excluded items being called “Excluded Taxes”). If any withholding or deduction from any payment to be made by Credit Parties hereunder is required in respect of any Taxes pursuant to any applicable Law, then Credit Parties will (1) pay directly to the relevant authority the full amount required to be so withheld or deducted, (2) promptly forward to such Purchaser an official receipt or other documentation satisfactory to such Purchaser evidencing such payment to such authority, and (3) if such Tax is an Indemnified Tax, pay to Purchasers such additional amount or amounts as is necessary to ensure that the net amount actually received by each Purchaser will equal the full amount it would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Purchaser with respect to any payment made hereunder, Agent or such Purchaser may pay such Taxes and if such Tax is an Indemnified Tax, Credit Parties will promptly pay such additional amounts (including any penalty, interest or reasonable expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Indemnified Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to Agent or such Purchaser first made demand therefor; provided that if the event giving rise to such amount has retroactive effect, such one hundred eighty (180) day period shall be extended to include the period of retroactive effect.

(b) Other Taxes. Each Credit Party agrees to timely pay to the applicable Governmental Authority any present or future stamp, intangible, transfer, recording or documentary Taxes or any other similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (“Other Taxes”).

(c) Interest and Penalties. The Credit Parties shall jointly and severally indemnify Agent and Purchasers, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or Purchasers or required to be withheld or deducted from a payment to Agent or Purchasers and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Purchaser shall be conclusive absent manifest error.

(d) Foreign Purchasers. Each Foreign Purchaser that is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Purchaser was already a Purchaser hereunder immediately prior to such assignment) shall execute and deliver to the Borrower United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested as to such Purchaser’s entitlement to a complete exemption from withholding or deduction of Taxes, if any. Any Foreign Purchaser that is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code, shall also provide each Borrower along with IRS Form W-8BEN or W-8BEN-E, as applicable, a certificate representing to each Borrower that such Foreign Purchaser is not a “bank” for purposes of Section 881(c) of the Code, is not a 10% holder of any Borrower described in Section 871(h)(3)(B) of the Code, is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code) and is not a conduit entity participating in a conduit financing arrangement as defined in Treasury Regulation Section 1.881-3. Each Purchaser shall provide new forms (or successor forms) or certificates upon the expiration or obsolescence of any previously delivered forms, to the extent legally entitled to do so, and to promptly notify each Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction. If a payment made to a Purchaser under any Financing Document or any payment would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser or Agent shall deliver to Borrower and Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for Borrower to comply with their obligations under FATCA, to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Furthermore, any Foreign Purchaser shall, to the extent it is legally entitled to do so and to the extent in any Purchaser’s reasonable judgment such completion, execution or submission would not subject such Purchaser to any material unreimbursed cost or expense and would not materially prejudice the legal or commercial position of such Purchaser, deliver to the Borrower on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(e) United States Purchasers. Any Purchaser other than a Foreign Purchaser that is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Purchaser was already a Purchaser hereunder immediately prior to such assignment) shall execute and deliver to the Borrower one or more (as the Borrower may reasonably request) United States Internal Revenue Service Form W-9, certifying to such Purchaser’s U.S. Taxpayer Identification Number and that it is not subject to United States federal backup withholding taxes. Each Purchaser shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms pursuant to this paragraph (e) and to promptly notify Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

Section 10.2 Capital Adequacy.

If any Purchaser shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Purchaser or any Person controlling such Purchaser with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Purchaser’s or such controlling Person’s capital as a consequence of such Purchaser’s obligations hereunder to a level below that which such Purchaser or such controlling Person could have achieved but for such adoption, phase-in, phase-opt, change, interpretation, administration, application or compliance (taking into consideration such Purchaser’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Purchaser (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Credit Parties shall promptly pay to such Purchaser such additional amount as will compensate such Purchaser or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Purchaser first made demand therefor; provided that if the event giving rise to such amount has retroactive effect, such one hundred eighty (180) day period shall be extended to include the period of retroactive effect.

Section 10.3 Increased Costs.

If any Purchaser shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application of any Law by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Purchaser or any Person controlling such Purchaser with any request, guideline or directive of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Purchaser, or (b) shall impose on any Purchaser any other condition affecting its Purchased Securities, any of its Notes (if any) or its obligation to purchase any Purchased Securities; and the result of anything described in clauses (a) and (b) above is to increase the cost to (or to impose a cost on) such Purchaser of making or maintaining any Purchased Securities, or to reduce the amount of any sum received or receivable by such Purchaser under this Agreement or under any of its Notes (if any) with respect thereto, then upon demand by such Purchaser (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Credit Parties shall promptly, and in any event within twenty (20) days of demand therefor, pay directly to such Purchaser such additional amount as will compensate such Purchaser or controlling Person for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Purchaser first made demand therefor; provided that if the event giving rise to such amount has retroactive effect, such one hundred eighty (180) day period shall be extended to include the period of retroactive effect.

Section 10.4 Mitigation Obligations.

If any Purchaser requests compensation under either Section 10.2 or Section 10.3, or requires any Credit Party to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 10.1, then, upon the written request of the Borrower, such Purchaser shall use reasonable efforts to designate a different lending office for funding or booking its Purchased Securities hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Purchaser to any unreimbursed cost or expense and (c) would not otherwise be disadvantageous to such Purchaser (as determined in its sole discretion). Without limitation of the provisions of Section 9.1, Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

Section 10.5 Conclusiveness of Statements; Survival.

Determinations and statements of any Purchaser pursuant to Sections 10.1, 10.2 and 10.3 shall be conclusive and binding absent manifest error. Purchasers may use reasonable averaging and attribution methods in determining compensation under Sections 10.1, 10.2 and 10.3, and the provisions of such Sections shall survive repayment of the Notes, cancellation or exercise of the Warrants and termination of this Agreement.

Section 10.6 Dodd-Frank.

Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines and directives thereunder or issued in connection therewith (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, shall be deemed, in each case, for all purposes of this Agreement, to be adopted after the date of this Agreement, regardless of the date actually enacted, adopted or issued.

ARTICLE 11

AGENT

Section 11.1 Appointment and Authorization.

(a) General. Each Purchaser hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Purchaser or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against Agent. It is understood and agreed that the use of the term “agent” herein or in any other Financing Document with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Specific Rights Regarding Collateral. Without limiting the generality of the powers of Agent, as set forth above, Agent is hereby authorized to act as “collateral agent” and “paying agent” for each Purchaser and each other Secured Party pursuant to each of the Financing Documents. In its capacity as collateral agent, Agent has the right to exercise all rights and remedies available under the Financing Documents, the UCC and other applicable law, as further described in Section 11.3.

Section 11.2 Agent and Affiliates.

Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Credit Party and any Affiliate of any Credit Party as though Agent were not agent hereunder and without notice to or consent of any Purchaser. Each Purchaser acknowledges that, pursuant to such activities, Agent or its Affiliates may receive information regarding Credit Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Credit Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. To the extent that Agent becomes a Purchaser, Agent shall have the same rights and powers under the Financing Documents as any other Purchaser and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not agent hereunder.

Section 11.3 Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Financing Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects absent its gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. In its capacity as collateral agent, Agent has the right to exercise all rights and remedies available under the Financing Documents, the Uniform Commercial Code and other applicable law, as directed by the Required Purchasers, which rights and remedies shall include, in the event of a foreclosure by Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of Agent, as agent for all of the Purchasers, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale. Agent, as agent for all of the Purchasers, shall be entitled at any such sale to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Credit Party in connection with such sale. Agent shall have the authority to take such other actions as it may deem necessary or desirable, and as may be approved by the Required Purchasers, to consummate a sale of the type described in the immediately preceding sentences. Without limiting the generality of the powers of Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving any Credit Party, Agent is hereby authorized to, at the direction of the Required Purchasers: (a) file proofs of claim and other documents on behalf of the Purchasers, (b) object or consent to the use of cash collateral, (c) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Purchasers or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (d) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, as may be agreed to by the Required Purchasers on behalf of all of the Purchasers, (e) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (d) and to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Credit Party in connection with such sale, and (f) seek, object or consent to any Credit Party’s provision of adequate protection of the interests of Agent and/or the Purchasers in the Collateral.

Section 11.4 Action by Agent; Action by Secured Parties.

(a) Agent. Agent shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser or any other Person. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein. Actions taken by Agent hereunder, under the other Financing Documents or upon the instructions of Required Purchasers or such other portion of the Purchasers (as required hereunder), shall be binding upon each Purchaser and each of the other Secured Parties.

(b) Secured Parties. Anything in this Agreement or any other Financing Document to the contrary notwithstanding, each Secured Party hereby agrees with each other Secured Party and with Agent that no Secured Party shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Financing Document (including exercising any rights of set-off) without first obtaining the prior written consent of Agent (acting at the direction of the Required Purchasers), it being the intent of Purchasers and the other Secured Parties that any such action to protect or enforce rights against any Credit Party under this Agreement and the other Financing Documents shall be taken in concert and at the direction or with the consent of Agent (acting at the direction of the Required Purchasers).

Section 11.5 Consultation with Experts.

Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.6 Liability of Agent.

Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Secured Party or any other Person for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements specified in any Financing Document, (c) the satisfaction of any condition specified in any Financing Document, (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party or Subsidiary. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Secured Party to whom payment was due but not made, shall be to recover from other Secured Parties any payment in excess of the amount to which it is determined to be entitled (and such other Secured Parties hereby agree to return to such Secured Party any such erroneous payments received by them). Agent shall in no event be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. In executing and delivering any Financing Document or other document or instrument in connection with any Financing Document and in performing its obligations or exercising its rights under any such document, Agent shall enjoy all the rights, protections, immunities and indemnities afforded to it hereunder. No provision of this Agreement or any other Financing Document shall require Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 11.7 Indemnification.

Purchasers shall, on a ratable basis, indemnify Agent (to the extent not reimbursed by Credit Parties) upon demand against any cost, expense (including counsel fees and disbursements), withholding Tax liability, claim, demand, action, loss or liability (except such as result from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Purchasers until such additional indemnity is furnished.

Section 11.8 Right to Request and Act on Instructions.

Agent may at any time request written instructions from Purchasers (or any subset thereof as required pursuant to the Financing Documents) with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such written instructions are requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such written instructions from Required Purchasers or all or such other portion of Purchasers as shall be prescribed by this Agreement. Without limiting the foregoing, no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Purchasers (or all or such other portion of Purchasers as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Purchasers (or such other applicable portion of Purchasers), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes it to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.7. Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement, or any other Financing Document, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by Agent, it is understood that in all cases Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Required Purchasers (or all or such other portion of Purchasers as shall be prescribed by this Agreement) in respect of such action.

Section 11.9 Credit Decision.

Each Purchaser acknowledges that it has, independently and without reliance upon Agent or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.10 Collateral Matters.

Secured Parties irrevocably authorize Agent to (a) release any Lien granted to or held by Agent under any Security Document (i) upon Payment in Full of the Obligations, or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents), (b) release or subordinate any Lien granted to or held by Agent under any Security Document constituting property described in Section 5.2(c) (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.2(c)), and (c) release any Guarantor of all or any portion of the Obligations if all of the Capital Stock of such Guarantor is sold or otherwise ceases to be a Subsidiary in a transaction permitted hereunder to the extent that after giving effect to such transaction such Credit Party would not be required to guarantee any Obligation pursuant to Section 4.11. Upon request by Agent at any time, Secured Parties will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.10. Agent shall not have any obligation hereunder or under any other Financing Document to file any financing statements or continuation statements with respect to the Collateral.

Section 11.11 Agency for Perfection.

Agent and each Secured Party hereby appoint each other Secured Party as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the UCC in any applicable jurisdiction, can be perfected by possession or control. Should any Secured Party (other than Agent) obtain possession or control of any such assets, such Secured Party shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Without limiting the provisions of Section 11.4(b), each Secured Party agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Obligations unless instructed to do so by Agent (or consented to by Agent, as provided in Section 8.3), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.12 Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent shall have received written notice from a Purchaser or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Purchasers (or all or such other portion of Purchasers as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Purchasers.

Section 11.13 Successor Agent.

Agent may at any time give notice of its resignation to Purchasers and the Borrower. Upon receipt of any such notice of resignation, Required Purchasers shall have the right to appoint a successor Agent. Upon the acceptance of a successor’s appointment as Agent hereunder and notice of such acceptance to the resigning Agent, such successor shall succeed to and become vested with all of the rights (other than rights to indemnities, fees or other amounts owing to the resigning Agent), powers, privileges and duties of the resigning (or resigned) Agent, the resigning Agent’s resignation shall become immediately effective and the resigning Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If no such successor shall have been so appointed by Required Purchasers and shall have accepted such appointment within thirty (30) days after the resigning Agent gives notice of its resignation, then the resigning Agent, from and following the expiration of such thirty (30) day period, (a) shall have the exclusive right, upon one (1) Business Day’s notice to the Borrower and Purchasers, to make its resignation effective immediately, and (b) may (but shall not be obligated to), on behalf of the Purchasers, appoint, or petition a court to appoint and the Borrower’s expense, a successor Agent. From and following the effectiveness of its resignation, (i) the resigning Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) all payments, communications and determinations provided to be made by, to or through the resigning Agent shall instead be made by or to each Purchaser directly, until such time as Required Purchasers appoint a successor Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any resigning Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Financing Documents in respect of any actions taken or omitted to be taken by any of them while the resigning Agent was acting or was continuing to act as Agent.

Section 11.14 Right to Perform, Preserve and Protect.

If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Credit Parties’ expense. Agent is further authorized by Credit Parties and Secured Parties to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Credit Parties, the Collateral, or any portion thereof and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Notes and other Obligations. Each Credit Party hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Purchaser hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.7.

Section 11.15 Additional Titled Agents.

Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Secured Party.

Section 11.16 Subordinated Debt and Existing WF Debt.

Each Purchaser hereby irrevocably appoints, designates, authorizes and instructs Agent to enter into any subordination or intercreditor agreement (including the WF Intercreditor Agreement) pertaining to any Subordinated Debt and the Existing WF Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 11.16). Each Purchaser further agrees to be bound by the terms and conditions of any subordination or intercreditor agreement pertaining to any Subordinated Debt and the Existing WF Debt. Each Purchaser hereby authorizes and instructs Agent to issue (and receive, as applicable) blockage notices in connection with any Subordinated Debt and the Existing WF Debt, as applicable, at the direction of the Required Purchasers (it being agreed and understood that Agent will not act unilaterally to issue such blockage notices).

Section 11.17 Third Party Beneficiaries.

The provisions of this Article 11 are solely for the benefit of the Secured Parties. No Credit Party or any Subsidiary shall have any rights as a third party beneficiary of any of the provisions of this Article 11. The provisions of this Article 11 and the other Financing Documents relating to Collateral shall benefit each Secured Party if, by accepting such benefits, such Secured Party agrees to be bound by the provisions of this Article 11 and all other provisions of the Financing Documents running to the benefit of Agent from any Purchaser, as if each other Secured Party was a Purchaser hereunder. In furtherance of the foregoing, and as a condition to its acceptance of the benefits set forth above, each other Secured Party agrees that Agent and each of the other Secured Parties shall be entitled to act in its sole discretion without regard to the interests of the Secured Party seeking the benefit hereof, without any duty or liability to such Secured Party and without having any duty to notify or seek the consent of such Secured Party prior to taking any action or omitting to take any action.

 ARTICLE 12

MISCELLANEOUS

Section 12.1 Survival.

All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Articles 9, 10, 11 and 12 shall survive the Payment in Full of the Obligations and cancellation or exercise of the Warrants (both with respect to any Purchaser and all Purchasers collectively), any termination of this Agreement and the resignation of the Agent.

Section 12.2 No Waivers; Remedies Cumulative.

No failure or delay by Agent or any Purchaser in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, e-mail, electronic submissions or similar writing, but in no event by text message) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Purchaser who becomes a Purchaser after the date hereof, in an Assignment Agreement or in a notice delivered to the Borrower and Agent and each other Purchaser by the assignee Purchaser forthwith upon such assignment) or by electronic submissions, as provided below, or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent, each other Purchaser and the Borrower; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions (but in no event by text message) only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, (ii) if given by e-mail or other electronic submissions, as set forth in Section 12.3(c) or (iii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, but in no event by text message) provided, that the foregoing shall not apply to notices sent directly to any party hereto if such party has notified the other parties in writing that it has elected not to receive notices by electronic communication (which election may be limited to particular notices).

(c) (i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4 Severability.

In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5 Amendments and Waivers.

(a) General Provisions. No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower (other than with respect to any subordination or intercreditor agreement (including the WF Intercreditor Agreement) with respect to the Existing WF Debt or any subordination or intercreditor agreement or terms pursuant to which any Debt and/or any Liens securing such Debt is Subordinated Debt and the Liens securing the Obligations, none of which shall require the signature or approval of any Borrower) and Required Purchasers (or by Agent with the prior written approval of Required Purchasers); provided that Borrower shall not be subject to the terms of any amendments to such subordination or intercreditor agreements (including the WF Intercreditor Agreement) unless Borrower approves of same in writing), and, if (i) any amendment, waiver or other modification would either increase a Purchaser’s obligations to purchase any Notes, by such Purchaser, and (ii) the rights or duties of Agent are affected thereby, by Agent; provided that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all Purchasers directly affected thereby (or by Agent with the prior written approval of each such Purchaser), (A) reduce the principal of, rate of interest on, or any fees with respect to the Purchased Securities or forgive any principal, interest, or fees, other than (i) as a result of a waiver of an Event of Default and/or the default rate of interest pursuant to Section 2.4(b), or (ii) as a result of the implementation of any pricing grid with respect to interest rate margins and fees, (B) defer, extend or postpone the date fixed for, or waive or forgive, any payment (other than a payment pursuant to Section 2.3) of principal of the Notes, or of interest (other than the default rate of interest pursuant to Section 2.4(b)) on the Notes or fees hereunder or defer, extend or postpone the date of termination of the commitment of any Purchaser hereunder, (C) change the definition of the term Required Purchasers, (D) release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder), or (E) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a). It is hereby understood and agreed that all Purchasers shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D) or (E) of the preceding sentence. Any waiver of any provision of this Agreement or any other Financing Document shall be effective only in the specific instance and for the specific purpose for which it is given. No delay on the part of Agent or any Purchaser in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

(b) Agent. No amendment, waiver, modification, or consent shall amend, modify, waive, or waive any provision of Article 11 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Financing Documents, without the written consent of Agent, Borrower, and Required Purchasers.

(c) Miscellaneous. Anything in this Section 12.5 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Financing Document that relates only to the relationship of Purchasers and Agent among themselves, and that does not affect the rights or obligations of Credit Parties, shall not require consent by or the agreement of any Credit Party.

Section 12.6 Assignments; Participations.

(a) Assignments.

(i) Any Purchaser may at any time assign to one or more Eligible Assignees all or any portion of such Purchaser’s Notes, together with all related rights and obligations of such Purchaser hereunder. Borrower, Agent and Purchasers shall be entitled to continue to deal solely and directly with such Purchaser in connection with the interests so assigned to an Eligible Assignee until Purchasers and Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto.

(ii) From and after the date on which the conditions described above have been met and recordation in the register described in paragraph (iii) below, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Purchaser hereunder and (B) the assigning Purchaser, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Purchaser) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to such Eligible Assignee (and, as applicable, the assigning Purchaser) Notes in the aggregate principal amount so assigned (and, as applicable, Notes in the principal amount retained by the assigning Purchaser). Upon receipt by the assigning Purchaser of such Note, the assigning Purchaser shall return to the Borrower any prior Note held by it.

(iii) Agent shall maintain at its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Purchaser, and the commitments of, and principal amount and interest of the Notes held by, such Purchaser pursuant to the terms hereof. The entries in such register shall be conclusive, absent manifest error, and Borrower, Agent and Purchasers may treat each Person whose name is recorded therein pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. Such register shall be available for inspection by Agent and any Purchaser (provided that each Purchaser’s right of inspection shall be limited to information about such Purchaser), at any reasonable time upon reasonable prior notice to Borrower. Any assignment may be effected only upon the registration thereof as provided in this paragraph (iii).

(iv) Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Purchaser, including any pledge or grant to secure obligations to a Federal Reserve Bank or to a trustee as security for the benefit of its noteholders, other security holders or creditors of a Purchaser; provided that no such pledge or grant shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser as a party hereto.

(b) Participations.

Any Purchaser may at any time, without the consent of, or notice to, Borrower or Agent, sell to one or more Persons participating interests in its Notes, commitments or other interests hereunder (any such Person, a “Participant”), provided, no participation shall be made to any Credit Party or any Affiliate thereof (to the extent such Affiliate was not a Purchaser as of the Closing Date) or any direct competitor of a Credit Party. In the event of a sale by a Purchaser of a participating interest to a Participant, (i) such Purchaser’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and (iii) all amounts payable by Borrower shall be determined as if such Purchaser had not sold such participation and shall be paid directly to such Purchaser. Notwithstanding the foregoing, however, Borrower agrees that each Participant shall be entitled to the benefits of Section 10.1 as if it were a Purchaser (provided that such Participant complies with the requirements of Section 10.1(d) and (e) as if it were a Purchaser; provided further, that no Participant shall receive any greater compensation pursuant to Section 10.1 than would have been paid to the participating Purchaser if no participation had been sold). No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Purchasers or, as applicable, all affected Purchasers. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Purchaser under this Agreement; provided that such right of setoff shall be subject to the obligation of each Participant to share with Purchasers, as provided in Section 8.3. In the event that a Purchaser sells a participation, the Purchaser, as a non-fiduciary agent on behalf of the Borrower, shall maintain (or cause to be maintained) in the United States a register (the “Participant Register”) on which it enters the name and addresses of all participants in the Obligations held by it and the rights of such participants in the Obligations (including principal amount, interest thereon, and fees of the portion of such Obligations that is subject to such participations). No Purchaser shall have an obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Note or any Obligation), except as otherwise required by applicable law and to the Borrower at its reasonable request and then, solely to the extent that such disclosure is required to establish that such participation, Note or Obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the Treasury Regulations. Any participation or transfer thereof may be effected only by the registration of such participation on the Participant Register.

(c) Credit Party Assignments.

No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Purchaser.

Section 12.7 Headings.

Headings and captions used in the Financing Documents (including the Exhibits and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.8 Confidentiality.

Agent and each Purchaser shall hold all non-public information regarding the Credit Parties, their Subsidiaries and their respective businesses in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, Purchasers, custodians, trustees, professional consultants, and portfolio management services, (ii) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with Agent’s or any Purchaser’s regulatory compliance policy if Agent or such Purchaser, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against Agent or such Purchaser, as applicable, or any of its Affiliates, (iii) to any other party hereto, (iv) to prospective transferees or purchasers of any interest in the Notes, and to prospective contractual counterparties (or the professional advisors thereto) in Swap Contracts permitted hereby, provided that any such prospective transferee, purchaser or counterparty shall have agreed to be bound by the provisions of this Section 12.8, (v) as required by Law (including, without limitation, filing with the United States Securities and Exchange Commission), subpoena, judicial order or similar order, (vi) in connection with any litigation or in connection with the exercise of any right or remedy under any Financing Document, (vii) as may be required in connection with the examination, audit or similar investigation of such Person or as required in connection with any examination, audit or similar investigation by any regulatory authority, (viii) on a confidential basis to (a) any rating agency in connection with rating the Credit Parties or their Subsidiaries or the Purchased Securities or (b) CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Purchased Securities, (ix) with the consent of the Credit Parties, (x) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to Agent and the Purchasers in connection with the administration of the Financing Documents, (xi) to the extent necessary or customary for inclusion in league table measurements, (xii) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, (xiii) to the extent that such information is independently developed by such Person, (xiv) for purposes of establishing a “due diligence” defense, and (xv) pursuant to routine securities filings required to be filed by any Purchaser or any of its Affiliates. Agent or any of its respective Affiliates may place customary “tombstone” advertisements (which may include the Borrower’s and/or their Subsidiaries’ trade names or corporate logos) in publications of such Person’s choice (including, without limitation, “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to any Borrower’s or any Subsidiary’s corporate websites). For the purposes of this Section, “Securitization” shall mean a public or private offering by a Purchaser or any of its Affiliates or their respective successors and assigns, of Capital Stock which represent an interest in, or which are collateralized, in whole or in part, by the Notes. Confidential information shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Credit Party or Subsidiary, provided Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Purchasers under this Section 12.8 shall supersede and replace the obligations of Agent and Purchasers under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Purchaser prior to the date hereof.

Section 12.9 Waiver of Consequential and Other Damages.

To the fullest extent permitted by applicable Law, no Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Purchased Security or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.10 Marshaling; Payments Set Aside.

Neither Agent nor any other Secured Party shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Borrower or any other Credit Party makes any payment or Agent enforces its Liens or Agent or any Purchaser exercises its right of setoff, and such payment or the proceeds of such enforcement or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 12.11 GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS AGREEMENT AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENTS’ ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN OR IN ACCORDANCE WITH THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.12 WAIVER OF JURY TRIAL.

EACH CREDIT PARTY, AGENT AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY, AGENT AND EACH PURCHASER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH CREDIT PARTY, AGENT AND EACH PURCHASER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.13 Publication; Advertisement.

(a) Publication. No Credit Party or Subsidiary will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Agent, any Purchaser or any of their respective Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party or Subsidiary shall give such party prior written notice of such publication or other disclosure or (ii) with such party’s prior written consent.

(b) Advertisement. Each Purchaser and each Credit Party hereby authorizes Agent to publish the name of such Purchaser and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Agent elects to submit for publication. In addition, each Purchaser and each Credit Party agrees that Agent and Purchasers may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.

Section 12.14 Counterparts; Signatures; Integration.

This Agreement and the other Financing Documents may be signed in any number of counterparts and may be executed by facsimile or electronic signature, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile, electronic signature or other electronic communication to any Financing Document shall bind the parties to the same extent as would a manually executed counterpart. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.15 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each of the other Financing Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the other Financing Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Financing Document.

Section 12.16 USA PATRIOT Act Notification.

Agent (for itself and not on behalf of any Purchaser) and each Purchaser hereby notifies Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Credit Parties, which information includes the name and address of each Credit Party and such other information that will allow Agent or such Purchaser, as applicable, to identify Credit Parties in accordance with the USA PATRIOT Act.

Section 12.17 Joint and Several Liabilities.

The obligations of the Credit Parties hereunder and under the other Financing Documents are joint and several. Without limiting the foregoing, reference is hereby made to Section 2 of the Guarantee and Collateral Agreement, to which each of the Credit Parties is subject.

Section 12.18 WF Intercreditor Agreement.

This Agreement and the Financing Documents are subject to the terms of the WF Intercreditor Agreement. In the event of any conflict between this Agreement or any other Financing Document and the WF Intercreditor Agreement, the terms of the WF Intercreditor Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

NOVUME SOLUTIONS, INC., a Delaware corporation, the Borrower

By: /s/ Robert A. Berman
Name: Robert A. Berman
Title: Chief Executive Officer

Address: 14420 Albemarle Point Place, Suite 200
Chantilly, VA 20151
Facsimile: (XXX) XXX-XXXX
Email: XXXX@XXXX.com
Taxpayer ID No.: 81-5266334

Borrower’s Account Designation:

Name of Bank: XXXXXXX
ABA No.: XXXXXXX
Account No.: XXXXXXX
Account Name: Novume Solutions Checking

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
505 Montgomery St., Suite 2000
San Francisco, CA 94111
Attn: Daniel Van Fleet
Facsimile: 1.415.395.8095
Email: daniel.vanfleet@lw.com

GUARANTORS

REKOR RECOGNITION SYSTEMS, INC., a Delaware corporation

By: /s/ Riaz Latifullah
Name: Riaz Latifullah
Title: Secretary

KEYSTONE SOLUTIONS, LLC, a Delaware limited liability company

By: /s/ Riaz Latifullah
Name: Riaz Latifullah
Title: Secretary

AOC KEY SOLUTIONS, INC., a Delaware corporation

By: /s/ Riaz Latifullah
Name: Riaz Latifullah
Title: Secretary

GLOBAL TECHNICAL SERVICES, INC., a Texas limited liability company

By: /s/ Kenny Boner
Name: Kenny Boner
Title: President and Chairman

GLOBAL CONTRACT PROFESSIONAL, INC., a Texas corporation

By: /s/ Kenny Boner
Name: Kenny Boner
Title: President and Chairman

OPENALPR SOFTWARE SOLUTIONS, LLC, a Delaware limited liability Company

By: /s/ Rod Hillman
Name: Rod Hillman
Title: President

FIRESTORM HOLDINGS, LLC, a Delaware limited liability company

By: /s/ Riaz Latifullah
Name: Riaz Latifullah
Title: Secretary

FIRESTORM SOLUTIONS, LLC, a Delaware limited liability company

By: /s/ Riaz Latifullah
Name: Riaz Latifullah
Title: Secretary

FIRESTORM FRANCHISING, LLC, a Georgia limited liability company

By: /s/ Riaz Latifullah
Name: Riaz Latifullah
Title: Secretary

U.S. BANK, NATIONAL ASSOCIATION, as Agent

By: /s/ Allison Lancaster-Poole
Name: Allison Lancaster-Poole
Title: Vice President

U.S. Bank National Association
Global Corporate Trust
214 N. Tryon St., Suite 2700Charlotte, North Carolina 28202
Attn: Allison Lancaster-Poole
Phone: (XXX) XXX-XXXX
Facsimile: (XXX) XXX-XXXX
Email: XXXX@XXXX.com

With a copy to: Alston & Bird LLP 101 S. Tryon St., Suite 4000 Charlotte, NC 28280-4000 Attn: Adam Smith, Esq. Phone: (704) 444-1127 Facsimile: (704) 444-1957 Email: adam.smith@alston.com

OPENALPR TECHNOLOGY, INC., as a Purchaser

By: /s/ Matthew Hill
Name: Matthew Hill
Title: President

OpenALPR Technology, Inc. 177 Huntington Ave #179700 Boston, MA 02115 Attn: Matthew Hill Phone: 1-XXX-XXX-XXXX Facsimile: 1-XXX-XXX-XXXX Email: XXXX@XXXX.com

CEDARVIEW OPPORTUNITIES MASTER FUND, LP, as Purchaser

By: /s/ Burton Weinstein
Name: Burton Weinstein
Title: Managing Partner

Cedarview Opportunities Master Fund,
LPOne Penn Plaza, 45th Floor
New York, NY 10119
Facsimile: (XXX) XXX-XXXX
Attention: Joe Sheinman; Burton Weinstein; Josh Gottlieb
Email: XXXX@XXXX.com; XXXX@XXXX.com; XXXX@XXXX.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Facsimile: (212) 536-3901
Attention: James Lee, Esq., Aaron S. Rothman, Esq.
Email: James.Lee@klgates.com
Aaron.Rothman@klgates.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXX, XX XXXXX
Attn: XXXX XXXXXX Phone: XXX-XXX-XXXX Email: XXXX@XXXX.net

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Email: XXXX@XXXX.com Phone: (XXX)XXX-XXXX

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Fax: (XXX)XXX-XXXX
Email: XXXX@XXXX.net

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Managing Member

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Authorized Signatory

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Authorized signatory

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX XX XXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Director

XXXXX
XXXXX, XX XXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.net

XXXX XXXXXX, as Purchaser

By: XXXX XXXXXX, general partner

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Manager

XXXXX XXXXX, XX XXXXX Phone: (XXX)XXX-XXXX Facsimile: (XXX)XXX-XXXX Email: XXXX@XXXX.com

With a copy to: XXXXX XXXXX, XX XXXXX Phone: (XXX)XXX-XXXX Facsimile: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX
XXXXX, XX XXXXX
Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

Attn: XXXX XXXXXX
Phone: (XXX)XXX-XXXX
Facsimile: (XXX)XXX-XXXX
Email: XXXX@XXXX.com

XXXX XXXXXX, as Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Managing Member

XXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

With a copy to: XXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

With a copy to: Email: XXXX@XXXX.com

XXXX XXXXXX, as Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Trustee

XXXXX Attn: XXXX XXXXXX Phone: (XXX)XXX-XXXX Facsimile: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Authorized Signatory

XXXXXXXXXX, XX XXXXX Attn: XXXX XXXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Authorized Signatory

XXXXX XXXXX, XX XXXXX Attn: XXXX XXXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Trustee

XXXXX XXXXX, XX XXXXX Attn: XXXX XXXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Member

XXXXX XXXXX, XX XXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

With a copy to: XXXXX XXXXX, XX XXXXX Attn: XXXX XXXXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Principal

XXXXX XXXXX, XX XXXXX Phone: (XXX)XXX-XXXX Facsimile: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX
Title: Authorized signatory

XXXXX XXXXX, XX XXXXX Attn: XXXX XXXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX XXXXX, XX XXXXX Attn: XXXX XXXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXXXXXXX, XX XXXXX Attn: XXXX XXXXXX Phone: (XXX)XXX-XXXX

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX XXXXX, XX XXXXX Attn: XXXX XXXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

XXXX XXXXXX, as a Purchaser

By: /s/ XXXX XXXXXX
Name: XXXX XXXXXX

XXXXX XXXXX, XX XXXXX Phone: (XXX)XXX-XXXX Email: XXXX@XXXX.com

ANNEXES

ANNEXES

Annex A - Definitions

Annex A

Definitions

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC.

“Accounts” means “accounts”, as defined in Article 9 of the UCC.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Additional Titled Agents” has the meaning set forth in Section 11.15.

“Adjusted EBITDA” means, for any period, the sum of (a) EBITDA for such period, plus (b) to the extent a Permitted Acquisition has been consummated during such period, Pro Forma EBITDA attributable to such Permitted Acquisition (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Acquisition), minus (c) with respect to any sale or other disposition consummated during such period, EBITDA (which may be a negative number) attributable to the Subsidiary, profit centers, or other asset which is the subject of such sale or other disposition from the beginning of such period until the date of consummation of such sale or other disposition.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls, through one or more intermediaries, such Person, (b) any Person which is controlled by or is under common control with such controlling Person and (c) each of such Person’s (other than, with respect to any Purchaser, any Purchaser’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors, managers, partners or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting Capital Stock of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Capital Stock, by contract or otherwise. No Purchaser shall be or shall be deemed to be an Affiliate solely on account of its ownership of any Purchased Securities.

“Agent” means U.S. Bank National Association in its capacity as paying agent and collateral agent for the other Secured Parties hereunder and under the other Financing Documents, as such capacity is established in, and subject to the provisions of, Article 11, and its successors and assigns in such capacity.

“Agreement” means this Note Purchase Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Approved Fund” means any Person (other than a natural Person) which (a)(i) is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans, mezzanine notes, and similar extensions of credit in its ordinary course of activities or (ii) temporarily warehouses loans for any Purchaser and (b) is administered, advised or managed by a Purchaser, an entity that administers, advises or manages a Purchaser, or an Affiliate of either.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party or any Subsidiary of any asset, but excluding (a) dispositions of Inventory or used, obsolete, worn-out or surplus equipment, all in the Ordinary Course of Business, (b) dispositions of cash and Cash Equivalents, (c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business, (d) the lease, assignment, license, sub-license or sub-lease of any real or personal property in the Ordinary Course of Business to the extent the same does not materially interfere with the business of any Credit Party or any Subsidiary, (e) any disposition of property or assets or issuance of Capital Stock by (i) a Credit Party to another Credit Party (other than Borrower), (ii) a Subsidiary of a Credit Party to a Borrower or to another Domestic Subsidiary of any Borrower or other Credit Party or (iii) a Foreign Subsidiary that is not a Credit Party to any first tier Foreign Subsidiary that is not a Credit Party, (f) the granting, creation or existence of a Permitted Lien, (g) the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims in the Ordinary Course of Business, (h) the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of a Credit Party, as applicable, no longer economically practicable or commercially desirable to maintain or used or useful in the conduct of the business of such Credit Party, (i) dispositions of assets to the extent that (i) such assets are substantially contemporaneously exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are substantially contemporaneously applied to the purchase price of such replacement assets, and (j) dispositions of Inventory for fair market value.

“Assignment Agreement” means an agreement substantially in the form of Exhibit C hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) that is named, or owned or controlled by, a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board Observer” has the meaning set forth in Section 4.10.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Business Intellectual Property” has the meaning set forth in Section 3.17.

“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition or maintenance of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capital Leases.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all shares, units, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing, in each case whether voting or non-voting.

“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof with a maturity date of no more than six (6) months from the date of acquisition, (b) commercial paper with a duration of not more than three (3) months rated at least A 1 by Standard & Poor’s Ratings Service and P 1 by Moody’s Investors Services, Inc., which is issued by a Person (other than any Credit Party or an Affiliate of any Credit Party) organized under the laws of any state of the United States or of the District of Columbia, (c) time deposits, certificates of deposit and banker’s acceptances with a duration of not more than six (6) months issued by any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof, or is licensed to conduct a banking business in the United States, and has capital, surplus and undivided profits of at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (b) above, (d) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above, (e) any money market or mutual fund provided that substantially all of the assets of such fund consist of the foregoing types of investments, and provided that such fund has assets in excess of $500,000,000 and has obtained from either Standard & Poor’s Ratings Service or Moody’s Investors Services, Inc. the highest rating obtainable for money market funds in the United States, or (f) other short-term liquid investments approved in writing by Required Purchasers.

“Cedarview” means Cedarview Capital Management, LP and its Affiliates.

“Cash Taxes” has the meaning set forth in the definition of Fixed Charge Coverage Ratio.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” has the meaning set forth in Section 8.1(j).

“Closing Checklist” means Annex C in the Disclosure Letter.

“Closing Date” means the date of this Agreement.

“Closing Date Acquisition” has the meaning set forth in the Recitals to this Agreement.

“Closing Date Acquisition Agreement” has the meaning set forth in the Recitals to this Agreement.

“Closing Date Acquisition Documents” means the Closing Date Acquisition Agreement, and all agreements, documents and instruments executed and/or delivered pursuant thereto or in connection therewith.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of the Secured Parties, pursuant to the Security Documents.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral, in each case, in form and substance satisfactory to Agent.

“Commitment Annex” means Annex B to this Agreement.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of the Borrower, appropriately completed and substantially in the form of Exhibit D hereto.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter; provided, that the Computation Period with respect to the Fixed Charge Coverage Ratio shall be (i) two consecutive Fiscal Quarters for the period ending September 30, 2019, and (ii) three consecutive Fiscal Quarters for the period ending December 31, 2019.

“Consolidated Net Income” means, with respect to Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries for such period, excluding any gains or non-cash losses from dispositions, any extraordinary gains or extraordinary non-cash losses and any gains or non-cash losses from discontinued operations; provided that, for the avoidance of doubt, any consolidated net income (or loss) attributable to any equity interest of third parties in non-Wholly-Owned Subsidiaries shall be disregarded from the calculation of Consolidated Net Income.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any debt, lease, dividend or other obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or supported or for which the applicable Person is otherwise contingently liable and, if not a fixed and determinable amount, the maximum amount so guaranteed or supported or for which such Person is otherwise contingently liable.

“continuing” means, with respect to any default or event of default, that it has not been remedied, cured or waived.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with a Borrower, are treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, under Section 414(m) or (o) of the Code.

“Credit Party” means each Borrower and each Guarantor; and “Credit Parties” means all such Persons, collectively.

“Custodial Agreement” means that certain Disbursement and Custodial Agreement dated as of February 26, 2019, by and between Borrower and U.S. Bank National Association, as custodian.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business (excluding “earnouts” or similar payment obligations of such Person which are addressed in clause (h) below), (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) Disqualified Stock, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts” and similar payment obligations of such Person, which shall be valued in accordance with GAAP, (i) all principal outstanding under any synthetic lease, off-balance sheet loan or similar financing product, and (j) all Debt of others Guaranteed by such Person. Without duplication of any of the foregoing, Debt of Credit Parties shall include any and all Notes.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosure Letter” means that certain Disclosure Letter, dated as of the date hereof, delivered by the Credit Parties to the Agent.

“Disqualified Stock” means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event: (a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable at the option of the holder for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of a Credit Party); or (c) is mandatorily redeemable or must be purchased for cash or Cash Equivalents upon the occurrence of certain events or otherwise, in whole or in part; in each case prior to the date that is 180 days after the final scheduled maturity date for the Notes, in each case, valued at, in the case of redeemable preferred Capital Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends.

“Domestic Subsidiary” means a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any state thereof, other than any such Subsidiary that has no assets (other than de minimis amounts) other than the Capital Stock or other equity interests of Foreign Subsidiaries that are CFCs.

“EBITDA” means, for any period:

(a)           Consolidated Net Income for such period, plus

(b)           in each case solely to the extent deducted in determining such Consolidated Net Income for such period but without duplication:

(i)           Interest Expense,

(ii)           income tax expense,

(iii)           depreciation and amortization,

(iv)           one time non-recurring expenses approved by Required Purchasers, in their sole discretion, in an amount not to exceed $250,000 for any Computation Period,

(v)           transaction expenses incurred in connection with the transactions contemplated under this Agreement and the Related Transactions consummated on or prior to the Closing Date,

(vi)           transaction fees and expenses incurred in connection with any amendment, modification or waiver in respect of this Agreement or any other Financing Document,

(vii)           fees paid to Agent or any Purchaser pursuant to this Agreement,

(viii)           all non-cash losses or expenses (or minus non-cash income or gain), excluding any non-cash loss or expense (A) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (B) relating to a write-down, write off or reserve with respect to accounts and inventory,

(ix)           one-time, non-recurring fees and expenses incurred in connection with the consummation of Permitted Acquisitions, to the extent actually consummated.

“Eligible Assignee” means (a) a Purchaser, (b) an Affiliate of a Purchaser, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent (such approval not to be unreasonably withheld); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Credit Party or any Affiliate of a Credit Party that was not a Purchaser on the Closing Date, or any direct competitor of a Credit Party.

“Environmental Laws” means any and all Laws relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which a Credit Party or any Subsidiary maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which a Credit Party or any Subsidiary or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Excluded Subsidiary” means any Subsidiary that (a) is a CFC, (b) all or substantially all of the assets of which consist, directly or indirectly, of stock of or indebtedness of one or more Subsidiaries, each of which are CFCs, (c) is a direct or indirect Subsidiary of a CFC or a Subsidiary described in (b), or (d) if such Subsidiary made a guarantee or pledge, such guarantee or pledge would constitute an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code (or any similar law or regulation in any applicable jurisdiction), or otherwise would result in a material adverse tax consequence to a Credit Party, as reasonably determined by Borrower (in consultation with Agent).

“Excluded Taxes” has the meaning set forth in Section 10.1(a).

“Exempt Accounts” means, collectively, (a) payroll accounts, (b) tax withholding accounts, (c) employee benefit accounts and (d) escrow accounts.

“Existing WF Debt” means all Debt at any time outstanding under the Existing WF Debt Agreements.

“Existing WF Debt Agreements” means that certain (i) Account Purchase Agreement, dated as of December 12, 2017, by and between AOC Key Solutions, Inc. and Wells Fargo Bank, N.A.; (ii) Bank Products Supplement to Account Purchase Agreement, dated as of November 30, 2017, by and between AOC Key Solutions, Inc. and Wells Fargo Bank, N.A.; (iii) Ancillary Agreements Supplement, dated as of November 30, 2017, by and between AOC Key Solutions, Inc. and Wells Fargo Bank, N.A.; (iv) General Continuing Guaranty, dated as of December 4, 2017, by and among Global Contract Professionals, Inc., Global Technical Services, Inc., and Wells Fargo Bank, N.A.; (v) Account Purchase Agreement, dated as of August 22, 2012, by and between Global Contract Professionals, Inc. and Wells Fargo Bank, N.A.; (vi) Account Purchase Agreement, dated as of August 22, 2012, by and between Global Technical Services, Inc. and Wells Fargo Bank, N.A.; (vii) General Continuing Guaranty, dated as of November 30, 2017, by and among AOC Key Solutions, Inc., Keystone Solutions, LLC, Novume Solutions, Inc., and Wells Fargo Bank, N.A.; (viii) General Security Agreement, dated as of December 6, 2017, by and among Global Contract Professionals, Inc., Global Technical Services, Inc., and Wells Fargo Bank, N.A.; and (ix) General Security Agreement, dated as of November 30, 2017, by and among AOC Key Solutions, Inc., Keystone Solutions, LLC, Novume Solutions, Inc., and Wells Fargo Bank, N.A.; in each case as in effect on the date hereof or as amended from time to time in accordance with the terms of this Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Credit Party (or paid to or for the account of any equity holder of any Credit Party in connection with any tax refund or indemnification claim (including representations and warranties insurance payments), purchase price adjustment or working capital adjustment, in each case, pursuant to the Closing Date Acquisition Agreement) not in the ordinary course of business (and not consisting of proceeds described in any of Section 2.3(b), (c) or (d), including, but not limited to, tax refund, purchase price and other monetary adjustments made in connection with the Operative Documents and/or indemnification payments (including representations and warranties insurance payments) made in connection with the Operative Documents.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements with respect to the foregoing (together with any law implementing such agreements).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Financing Documents” means this Agreement, the Disclosure Letter, any Notes, the Warrants, the Security Documents, the Custodial Agreement, any subordination or intercreditor agreement (or terms or provisions, as applicable) pursuant to which any Debt and/or any Liens securing such Debt is considered Subordinated Debt and the Liens securing the Obligations and all other documents, instruments and agreements contemplated herein or thereby and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Quarter” means a fiscal quarter of Borrower, ending on March 31, June 30, September 30 or December 31 of each calendar year.

“Fiscal Year” means a fiscal year of Borrower, ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of Adjusted EBITDA minus the sum, without duplication, of (i) all income taxes paid or payable in cash and Permitted Tax Distributions made (without duplication), in each case, by Borrower and its Subsidiaries, plus (ii) all Unfinanced Capital Expenditures, plus (iii) [reserved], to (b) the sum for such period of (i) Interest Expense accrued for such Computation Period and paid or payable in cash at any time by Borrower and its Subsidiaries, plus (ii) required payments of principal of Debt (including the Notes and the Existing WF Debt but excluding any revolving loans); provided, however, that in the case of any Permitted Acquisition, the deductions from Adjusted EBITDA described in clause (a) above and the items described in clause (b) above shall, in each case, be excluded from this calculation to the extent they pertain to the Target of such Permitted Acquisition prior to the date such Permitted Acquisition was consummated.

“Foreign Government Benefit Plan” has the meaning set forth in Section 3.14(c).

“Foreign Purchaser” means any Purchaser that is not a “United States person” as defined in Code Section 7701(a)(30).

“Foreign Plan” has the meaning set forth in Section 3.14(c).

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Governing Body” shall mean the board of directors, board of managers, board of representatives, board of advisors or similar governing or advisory body of any Credit Party or any of its Subsidiaries or parent entities.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date by and among Credit Parties and Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Guarantor” means each Person designated as a “Guarantor” on the signature pages hereof (including each Subsidiary of the Borrower), each other Person joining this Agreement and the Guarantee and Collateral Agreement as a “Guarantor”, and each Person who executed any other document as a guarantor of all or any portion of the Obligations, but excluding, in each instance, any Person that is an Excluded Subsidiary and any Immaterial Subsidiary; and “Guarantors” means all of such Persons.

“Hazardous Materials” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined in RCRA, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) toxic mold and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Immaterial Subsidiary” means each Subsidiary of a Credit Party that is a dormant entity that has no significant assets or operations. The Immaterial Subsidiaries of the Credit Parties as of the Closing Date are set forth on Schedule A-1 in the Disclosure Letter.

“Indemnified Taxes” means Taxes, other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 9.2.

“Intellectual Property” means, with respect to any Person, all patents, trademarks, service marks, logos and other business identifiers, trade names, trade styles, trade dress, copyrights, proprietary know-how, processes, computer software and all registrations, applications and licenses therefor, used in or necessary for the conduct of business by such Person.

“Interest Expense” means for any period the consolidated interest expense of Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“Inventory” has the meaning given to such term in the UCC.

“Investment” means (a) any investment in any Person, whether by means of acquiring (whether for cash, property, services, Capital Stock or otherwise), making or holding Debt securities, Capital Stock, capital contributions, loans, time deposits, advances, Guarantees or otherwise and (b) any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Purchaser” means each of (a) each Person party hereto in its capacity as a Purchaser, (b) each Eligible Assignee that becomes a party hereto pursuant to Section 12.6, and (c) the respective successors and assigns of all of the foregoing, and “Purchasers” means all of the foregoing.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

“Liquidity” means, as of any date of determination, the sum of (i) cash and Cash Equivalents of the Borrower and its Subsidiaries and (ii) availability for “Advances” under the Existing WF Debt Agreements.

“Litigation” means any claim, investigation, action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Major Casualty Proceeds” means (a) the aggregate insurance proceeds received in cash in connection with one or more related events under any property insurance policy or business interruption insurance policy or (b) any award or other compensation received in cash with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation), if the amount of such aggregate insurance proceeds or award or other compensation exceeds $250,000, in each case, less (i) any out-of-pocket fees, costs and expenses reasonably incurred by a Credit Party or any Subsidiary in connection therewith, (ii) the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such event, (iii) any taxes paid or reasonably estimated by the applicable Credit Party or Subsidiary to be payable by such Person as a consequence of such event (provided, that if the actual amount of taxes actually paid is less than the estimated amount, the difference shall immediately constitute Major Casualty Proceeds) and (iv) the amount of any reserve established in accordance with GAAP (provided that such reserved amounts shall be Major Casualty Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in a corresponding amount) of any such reserve).

“Management” means each of Robert Berman, James McCarthy, and Richard Nathan, and their respective Affiliates (including, with respect to Mr. Berman, Avon Road Partners, L.P.).

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the business, operations, properties, prospects or condition (financial or otherwise) of the Credit Parties, (b) the rights and remedies of Agent or Purchasers under any Financing Document, or the ability of any Credit Party or any Subsidiary to perform any of its obligations under any Financing Document to which it is a party, (c) the legality, validity or enforceability of any Financing Document, or (d) the existence, perfection or priority of any security interest granted to Agent, for the benefit of the Secured Parties, or to any Purchaser in any Financing Document.

“Maturity Date” means the earlier of (a) March 11, 2021, or (b) such earlier date that the Notes become due and payable pursuant to Section 8.2.

“Maximum Lawful Rate” has the meaning set forth in Section 2.4(d).

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 3(37) or 4001(a)(3) of ERISA, to which a Credit Party or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by any Credit Party (or any Subsidiary) from or in respect of such transaction or event (including cash proceeds of any non-cash proceeds of such transaction), less (a) any out-of-pocket expenses paid to a Person that are reasonably incurred by such Credit Party or Subsidiary in connection therewith, (b) the amount of any reserve established in accordance with GAAP (provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in a corresponding amount) of any such reserve), and (c) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged with the proceeds of such Asset Disposition and any taxes paid or reasonably estimated by the applicable Credit Party or Subsidiary to be payable by such Person in respect of such Asset Disposition (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds).

“Note” or “Notes” has the meaning set forth in Section 2.1(a).

“Note Commitment Percentage” means, as to any Purchaser, the percentage, if any, set forth opposite such Purchaser’s name on Annex B in the Disclosure Letter under the column “Note Commitment Percentage”.

“Obligations” means all loans (including the Notes), debts, principal, interest (including any interest that accrues after the commencement of any bankruptcy, insolvency or other enforcement proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding), premiums (including, without limitation, the Premium Percentage), obligations (including indemnification obligations), fees, costs, expenses and other charges (including any costs, fees, expenses or other charges that accrue after the commencement of any bankruptcy, insolvency or other enforcement proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Credit Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Financing Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Credit Party is required to pay or reimburse by the Financing Documents or by law or otherwise in connection with the Financing Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Financing Documents include the obligation to pay (a) the principal of the Notes, (b) interest accrued on the Notes, (c) costs, fees, Premium Percentage, premiums, expenses and other charges payable under this Agreement or any of the other Financing Documents, and (d) indemnities and other amounts payable by any Credit Party under any Financing Document. Notwithstanding the foregoing, the Obligations shall not include any obligations under any Warrant or any other equity instrument. Any reference in this Agreement or in the Financing Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any bankruptcy, insolvency or other enforcement proceeding.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Operative Documents” means the Financing Documents and the Closing Date Acquisition Documents.

“Ordinary Course of Business” means, in respect of any action or omission taken or not taken by any Person, the ordinary course of such Person’s business, as conducted by such Person in good faith and may include past practice, industry standards or customs, requirements of law or as may otherwise be determined from time to time in good faith by the board of directors (or other governing body) of such Person.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of formation or organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and the documents which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Other Taxes” has the meaning set forth in Section 10.1(b).

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, (a) the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and (b) the termination of all obligations of Purchasers to provide any additional credit or extensions or credit.

“Participant” has the meaning set forth in Section 12.6(b).

“Participant Register” has the meaning set forth in Section 12.6(b).

“Payment Notification” means a written notification substantially in the form of Exhibit E hereto.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA to which a Credit Party or any member of the Controlled Group may have a liability.

“Permits” has the meaning set forth in Section 3.1.

“Permitted Acquisition” means any Acquisition by (a) a Borrower of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (b) a Borrower of no less than 100% of the Capital Stock of any Person, in each case and to the extent that such Acquisition is approved by Agent and the Required Purchasers in their sole discretion.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Liens” means Liens permitted pursuant to Section 5.2.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Premium Percentage” has the meaning set forth in Section 2.2.

“Pro Forma EBITDA” means, at any time with respect to any Target acquired in a Permitted Acquisition, the consolidated net income (loss) of such Target for the then most recent twelve (12) month period for which financial statements of such Target have been made available to Agent, plus, to the extent deducted in determining such consolidated net income (loss) for such period, and without duplication, (a) consolidated interest expense of such Target (including all imputed interest on Capital Leases), (b) consolidated income tax expense and (c) depreciation and amortization, with such consolidated net income (loss) adjusted to reflect extraordinary expenses, increased costs, identifiable and verifiable expense reductions and excess management compensation, in each case to the extent applicable as calculated by the Borrower and approved by Required Purchasers in their reasonable discretion.

“Purchased Securities” has the meaning set forth in Section 2.1(a).

“RCRA” means the Resource Conservation and Recovery Act of 1976.

“Related Transactions” means the transactions contemplated by the Operative Documents.

“Required Purchasers” means at any time Purchasers holding more than fifty percent (50%) of the aggregate Notes outstanding under this Agreement; provided that notwithstanding the foregoing, Required Purchasers shall at all times include at least one Affiliate of Cedarview; provided further that no Notes held by Seller or its Affiliates shall be counted in the determination of Required Purchaser.

“Responsible Officer” means, with respect to each Credit Party (including the Borrower) and Borrower, any of the President, Chief Executive Officer, Chief Financial Officer, Treasurer or any other officer of such Credit Party reasonably acceptable to the Required Purchasers.

“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, Capital Stock or other property, assets) on any Capital Stock in such Person (except those payable solely in Capital Stock of the same class or conversion of Capital Stock) or (b) any payment by such Person on account of the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Capital Stock in such Person or any claim respecting the purchase or sale of any Capital Stock in such Person.

“Sanctions” has the meaning set forth in Section 3.27.

“SEC Documents” has the meaning set forth in Section 3.5.

“Secured Parties” means Agent and each Purchaser.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Security Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Secured Parties, including, without limitation, the Guarantee and Collateral Agreement, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Seller” means each “Seller” as such term is defined in the Closing Date Acquisition Agreement.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the present fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it, (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction and (c) has not incurred, does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Stated Rate” has the meaning set forth in Section 2.4(d).

“Subordinated Debt” means any unsecured Debt of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, satisfactory to the Required Purchasers.

“Subsidiary” means, with respect to any Person, any other Person of which an aggregate of more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or other applicable governing body) of such other Person is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or a combination thereof, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Capital Stock whether by proxy, agreement, operation of Law or otherwise. Unless the context otherwise requires, each reference to a Subsidiary shall mean a Subsidiary of any Credit Party.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, which includes, without limitation, rate caps (including out-of-money caps) and collars.

“Target” means the Person, or business or substantially all of the assets of a Person, acquired in a Permitted Acquisition.

“Taxes” has the meaning set forth in Section 10.1.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the Laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unfinanced Capital Expenditures” means, with respect to any period, an amount equal to:

(a)           Capital Expenditures for such period, less

(b)           the portion of Capital Expenditures financed during such period under Capital Leases or other Debt (Debt, for this purpose, does not include drawings under any revolving credit facility).

“United States” means the United States of America.

“Warrants” has the meaning set forth in Section 2.1(a).

“WF Borrowers” means AOC Key Solutions, Inc., Global Technical Services, Inc. and Global Contract Professionals, Inc.

“WF Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, between Wells Fargo Bank, National Association and Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Wholly-Owned Domestic Subsidiary” means, a Wholly-Owned Subsidiary which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the Capital Stock (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned and controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person.